EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BY AND AMONG
THE BRINK’S COMPANY,
DUNBAR ARMORED, INC.,
THE SELLERS,
AND
THE SELLERS’ REPRESENTATIVE IDENTIFIED HEREIN
Dated as of May 30, 2018

( i)

4.1	Authorization of Agreement	31
4.2	Ownership and Transfer of Shares	31
4.3	Consents of Third Parties	31
4.4	Litigation	31
4.5	Acknowledgement	32
4.6	No Other Representations or Warranties	32
Article V Representations and Warranties of the Purchaser		32
5.1	Organization and Good Standing	32
5.2	Authorization of Agreement	32
5.3	Conflicts; Consents of Third Parties	33
5.4	Litigation	33
5.5	Investment Intention	33
5.6	Financial Advisors	33
5.7	Financing	33
5.8	R&W Insurance Policy	33
5.9	No Additional Representations; Disclaimer	34
Article VI Covenants		34
6.1	Access to Information: Confidentiality	34
6.2	Conduct of the Business Pending the Closing	35
6.3	Consents	38
6.4	Filings with Governmental Bodies	38
6.5	Other Actions	40
6.6	Non Negotiation; Non-Solicitation	40
6.7	Resignation of Directors and Officers; Indemnification, Exculpation and Insurance	41
6.8	Publicity	42
6.9	Use of Name	42
6.10	Supplemental Disclosure	43
6.11	Continuing Employee Benefits	43
6.12	Preparation and Filing of Tax Returns	45
6.13	No Amended Returns or Elections	46
6.14	Tax Cooperation	46
6.15	Transfer Taxes	47
6.16	338(h)(10) Election	47
6.17	Purchase Price Allocation	48
6.18	R&W Insurance Policy	49
6.19	Closing Conditions	49
6.20	Release of Company Released Parties and Purchaser Released Parties	49
6.21	Use of Marks	49
Article VII Conditions to Closing		49
7.1	Conditions Precedent to Obligations of the Purchaser	49
7.2	Conditions Precedent to Obligations of the Sellers	50
7.3	Frustration of Closing Conditions	51
Article VIII Closing Deliverables		52
8.1	Closing Deliverables of the Sellers	52
8.2	Closing Deliverables of the Purchaser	53
Article IX Post-Closing Indemnification; Limitations on Recovery		53

( ii)

9.1	Exclusive Remedy	53
9.2	Sources of Recovery	54
9.3	Limitation of Losses	55
9.4	Post-Closing Indemnification	55
9.5	Indemnification Procedures	56
9.6	R&W Insurance Policy Deductible	58
9.7	Materiality	58
9.8	WAIVER	58
9.9	Tax Treatment of Indemnity Payments	59
9.10	Survival	59
Article X MISCELLANEOUS		59
10.1	Certain Definitions	59
10.2	Other Definitional and Interpretive Matters	71
10.3	Expenses	72
10.4	Specific Performance	72
10.5	Further Assurances	73
10.6	Submission to Jurisdiction	73
10.7	Entire Agreement; Amendments and Waivers	73
10.8	Governing Law	74
10.9	Table of Contents and Headings	74
10.10	Notices	74
10.11	Severability	75
10.12	Binding Effect; Assignment	75
10.13	Sellers’ Representative	76
10.14	Rules of Construction	77
10.15	Counterparts	77
10.16	Waiver of Conflicts	77
10.17	Attorney-Client Privilege	77
10.18	WAIVER OF JURY TRIAL	78

Exhibits
Exhibit A – Seller Information
Exhibit B – Non-Compete and Non-Solicitation Agreement
Exhibit C – Intellectual Property License Agreement
Exhibit D – R&W Insurance Policy
Exhibit E – Commercial Lease Agreements
Exhibit F – Allocation Schedule Exhibit G – Joint Press Release

( iii)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 30, 2018 (this “Agreement”), by and among The Brink’s Company, a Virginia corporation (the “Purchaser”), Dunbar Armored, Inc., a Maryland corporation (the “Company”), the stockholders of the Company listed on Exhibit A hereto (individually, a “Seller” and, collectively, the “Sellers”), and Kevin R. Dunbar solely in his capacity as the representative of the Sellers hereunder (collectively, the “Sellers’ Representative”). Certain terms used in this Agreement are defined in Section 10.1.
W I T N E S S E T H:
WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company (each individually a “Share” and, collectively, the “Shares”);
WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares, for the purchase price amounts and upon the terms and conditions hereinafter set forth;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the Sellers’ willingness to enter into this Agreement, the Purchaser has obtained the R&W Insurance Policy; and
WHEREAS, the Purchaser may determine that the sale of the Shares by Sellers to the Purchaser hereunder shall qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Code, and in such case the parties shall make a joint election pursuant to Section 338(h)(10) of the Code with respect to such qualified stock purchase upon the terms and conditions hereinafter set forth (the “338(h)(10) Election”).
NOW, THEREFORE, in consideration of the foregoing premises, the terms contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I

SALE AND PURCHASE OF THE SHARES
1.1    Sale and Purchase of Shares Upon the terms and subject to the conditions contained herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, the Shares owned by such Seller set forth opposite such Seller’s name on Exhibit A hereto, free and clear of all Liens.
1.2    Purchase Price. The initial purchase price for the Shares at Closing shall be an amount equal to: (a) $519,750,000, plus (i) the amount, if any, by which Estimated Working Capital exceeds Target Working Capital, less (ii) the amount, if any, by which Target Working Capital exceeds Estimated Working Capital, and less (iii) the sum of (A) the amount of the Estimated Vault Inventory Shortfall, if any, as determined pursuant to Section 1.5.2, and (B) the ATM Inventory Holdback (the “Initial Purchase Price”). The Initial Purchase Price shall be subject to adjustment after Closing pursuant to the terms of Section 1.4.9, Section 1.5.2 and Section 1.5.4 hereof (as adjusted and finalized, the “Purchase Price”). The parties hereto have agreed that the Purchase Price shall be allocated in an amount equal to $84,500,000 to the holders of shares of Class A Common Stock and the remainder to the holders of the Class B Common Stock. The holders of shares of each class shall share in these amounts pro rata in accordance with the number of shares of each such class outstanding at the time of Closing. The Sellers and the Purchaser understand, acknowledge and agree that the foregoing allocation of the Purchase Price between the holders of the Class A Common Stock and the holders of the Class B Common Stock is an integral part of the transactions contemplated by this Agreement and, without such an allocation, the holders of the Class A Common Stock would not have agreed to enter into this Agreement and consummate the transactions contemplated hereby.
1.3    Payment of Initial Purchase Price. On the Closing Date, the Purchaser shall pay the Initial Purchase Price as follows:
1.3.1    the Purchaser shall pay from the Initial Purchase Price such amount as necessary to pay in full, by wire transfer of immediately available funds, on behalf of the Company, (a) the Debt Amount directly to the applicable creditors in accordance with the pay-off letters and wire instructions provided by the Sellers’ Representative as set forth on the Estimated Closing Statement, and (b) the Transaction Expenses directly to the applicable third-party in accordance with the wire instructions set forth on the Estimated Closing Statement;
1.3.2    the Purchaser shall pay $2,000,000 to the Sellers’ Representative, by wire transfer of immediately available funds, to hold as security on behalf of the Sellers, for any payments required to be made to the Purchaser pursuant to Section 1.4.9; and
1.3.3    the Purchaser shall pay to the Sellers’ Representative for the benefit of the Sellers the remaining Initial Purchase Price, by wire transfer of immediately available funds, to the account or accounts directed by the Sellers’ Representative and reflected in the Estimated Closing Statement.

1.4    Net Working Capital Adjustment.
1.4.1    “Net Working Capital” means an amount equal to (i) the Company’s current assets set forth on Schedule 1.4.1, minus (ii) the Company’s current liabilities set forth on Schedule 1.4.1, in each case as determined in accordance with GAAP, applied in a manner consistent with the principles used by the Company in the Financial Statements (to the extent consistent with GAAP) and as modified in accordance with Schedule 1.4.1 (the “Accounting Principles”). “Target Working Capital” shall mean $20,423,457. For example purposes only, attached hereto as Schedule 1.4.1(b) is a schedule showing Net Working Capital of the Company as of December 31, 2017, calculated in accordance with the Accounting Principles.
1.4.2     On the Friday of the week prior to the anticipated Closing Date, the Sellers’ Representative will cause to be prepared and delivered to the Purchaser a statement (the “Estimated Closing Statement”) containing (a) a calculation of the Debt Amount, together with an itemized list of each Person to whom any portion of the Debt Amount is owed, the portion of the Debt Amount owed to each such Person and the wire account information for each such Person), (b) an itemized list of all Transaction Expenses, together with the name of each Person to whom any Transaction Expense is owed, the amount of the Transaction Expense owed to each such Person and wire account information for each such Person, and (c) a good faith estimate of Net Working Capital as of the Effective Time (“Estimated Working Capital”). Promptly following determination of the Estimated Vault Inventory Shortfall, if any, the Estimated Closing Statement shall be updated to include a calculation of the Initial Purchase Price, together with the portion of the Initial Purchase Price payable to the Sellers’ Representative for the benefit of the Sellers pursuant to Section 1.3.3 hereof. The Estimated Closing Statement and the calculations and determinations related thereto will be prepared in good faith from the books and records of the Company (with Estimated Working Capital to be calculated consistent with the Accounting Principles).
1.4.3    Within ninety (90) days following the Closing Date, the Purchaser shall deliver to the Sellers’ Representative a draft detailed statement of Net Working Capital as of the Effective Time prepared in accordance with the Accounting Principles (the “Draft Net Working Capital Statement”).
1.4.4    Within forty-five (45) days following receipt by the Sellers’ Representative of the Draft Net Working Capital Statement, the Sellers’ Representative shall notify the Purchaser in writing if it has any objections thereto. The notice of objection must contain a statement describing the basis of and reasons for the Sellers’ Representative’s objections in reasonable detail and the amounts in dispute. The Sellers’ Representative shall be deemed to have accepted the Draft Net Working Capital Statement if it does not notify the Purchaser of its objection within the period referred to in the first sentence of this Section 1.4.4.
1.4.5    In connection with the Sellers’ Representative’s review of the Draft Net Working Capital Statement, the Sellers’ Representative and his Representatives shall be provided with copies of all relevant work papers, schedules, memoranda and other documents used or prepared by the Purchaser or its Representatives, subject to customary indemnification and other agreements that may be reasonably requested by the Purchaser’s Representatives in connection with its preparation of the Draft Net Working Capital Statement and any other information which the Sellers’

Representative reasonably requests, and the Purchaser shall cooperate reasonably with the Sellers’ Representative and its Representatives in connection therewith.
1.4.6    If the Sellers’ Representative disputes the Draft Net Working Capital Statement, the Sellers’ Representative and the Purchaser shall work expeditiously and in good faith in an attempt to resolve such dispute within a period of twenty (20) days after the date of notification by the Sellers’ Representative to the Purchaser of such dispute, failing which the dispute shall be submitted for determination to Ernst & Young (“Accounting Referee”). The determination of the Accounting Referee shall be final and binding upon the parties hereto and shall not be subject to appeal, except where there exists a discrepancy in excess of $500,000 between such determination and the amount set forth in the Draft Net Working Capital Statement delivered by Purchaser. The Accounting Referee shall (a) be deemed to be acting as an expert and not as an arbitrator, (b) make determinations only in respect of those items and amounts that are in dispute by the Purchaser and the Sellers’ Representative and (c) deliver to the Purchaser and the Sellers’ Representative, as promptly as practicable, a report setting forth its determination.
1.4.7    Each of the Sellers’ Representative and the Purchaser shall bear the fees and expenses of its preparation or review, as the case may be, of the Draft Net Working Capital Statement. In the case of a dispute and the retention of the Accounting Referee to resolve such dispute, the costs and expenses of the Accounting Referee shall be allocated ratably between the Purchaser and the Sellers’ Representative in the same proportion as the amounts by which their respective calculations of the amounts in dispute differ from the calculations of the amounts in dispute by the Accounting Referee bear to one another; provided, however, that each of the Sellers’ Representative and the Purchaser shall bear its own costs in presenting its case to the Accounting Referee.
1.4.8    Immediately following the period referred to in Section 1.4.4 or the resolution of any dispute in accordance with Section 1.4.6, as the case may be, the Purchaser shall deliver to the Sellers’ Representative the final statement of Net Working Capital as of the Closing that reflects the resolution pursuant to Section 1.4.6, if applicable (the “Final Net Working Capital Statement”). Such Final Net Working Capital Statement shall be final and binding upon the parties hereto and shall not be subject to appeal.
1.4.9    If the Final Net Working Capital Statement amount is less than the Estimated Working Capital, then the Sellers’ Representative, on behalf of the Sellers, shall pay to the Purchaser an amount equal to such shortfall by wire transfer of immediately available funds (to the bank account designated by the Purchaser in writing at the time of the delivery of the Final Net Working Capital Statement) within five (5) Business Days of the Seller’s Representative’s receipt of the Final Net Working Capital Statement. If the Final Net Working Capital Statement amount is greater than the Estimated Working Capital, then the Purchaser shall pay to the Sellers’ Representative for the benefit of the Sellers an amount equal to such difference by wire transfer of immediately available funds (to the bank account or accounts designated by the Sellers’ Representative in writing at the time of the delivery of the Final Net Working Capital Statement) within five (5) Business Days of the Purchaser’s receipt of the Final Net Working Capital Statement.
1.4.10    The determination and adjustment in accordance with this Section 1.4 shall be the Purchaser’s sole remedy with respect to the adjustment of the Purchase Price based on the

Company’s actual Net Working Capital as of the Effective Time. Without limiting the generality of the foregoing, the Purchaser shall not be entitled to any duplicative indemnification, recovery or other form of relief for Losses under Article IX in respect of any matter addressed in the Final Net Working Capital Statement pursuant to this Section 1.4.
1.5    Cash and Coin Inventory.
1.5.1    On the Friday of the week following determination by the parties that the conditions set forth in Section 7.1 (other than Section 7.1.7) and Section 7.2 have been satisfied or waived (or are capable of being satisfied at Closing) (the “Administrative Report Date”), the Company shall produce a report, based on information provided by the Company’s customers (the “Administrative Report”) of the balances of cash and coins and the securities and other assets of the Company’s customers that the Company is holding in custody for such customers (the “Customers’ Valuables”) in the Company’s vaults or cash processing areas (the “Vault Inventory”). Commencing at the close of business on the Administrative Report Date, a joint inspection team composed of representatives of the Sellers and the Purchaser will conduct a physical count of the Vault Inventory (the “Physical Vault Inventory Count”). A detailed description of the procedures to be undertaken during the Physical Vault Inventory Count (including an outline of the cash inventory verification procedure) is contained in Schedule 1.5.1. Without prejudice to the contents of Schedule 1.5.1, the following proceedings shall be observed with respect to the performance of the Physical Vault Inventory Count: (i) the Physical Vault Inventory Count will begin at the close of business on the Administrative Report Date and will be performed on a continuous basis until its conclusion, which shall be no later than the Sunday prior to the anticipated Closing Date (the “Vault Inventory Completion”); (ii) the Physical Vault Inventory Count will begin simultaneously at all locations where Vault Inventory is located; and (iii) no Customers’ Valuables will be allowed to enter or leave the Company’s vault or cash processing area over the duration of the Physical Vault Inventory Count.
1.5.2    On the day of the Vault Inventory Completion, the Company and the Purchaser shall compare the results of the Physical Vault Inventory Count and Administrative Report and produce a statement detailing any shortfall in Vault Inventory (the “Estimated Vault Inventory Shortfall”). Following the Closing, the Sellers’ Representative and the Purchaser shall jointly work with the Company’s customers to resolve any discrepancies covered by the Estimated Vault Inventory Shortfall and, where necessary, the Purchaser will submit the pertinent claims for losses to the insurer or insurers under the Company’s insurance policies covering such losses. Any negative variation settled, inaccuracy in the Estimated Vault Inventory Shortfall, or insurance payment received by the Company for claims made as described in the preceding sentence, less the amount of any applicable insurance deductibles, will be paid from the Purchaser to the Sellers’ Representative on behalf of the Sellers (to the bank account designated by the Sellers’ Representative in writing).
1.5.3    On the Closing Date, the Company shall produce a report, based on information provided by the Company’s customers (the “ATM Report”) of the balances of Customers’ Valuables available at ATMs of the Company’s customers that are serviced by the Company (the “ATM Inventory”). On the Business Day following the Closing Date, a joint inspection team composed of representatives of the Sellers and the Purchaser will conduct a physical count of the ATM Inventory (the “Physical ATM Inventory Count”). A detailed description of the procedures to be undertaken during the Physical ATM Inventory Count is contained in Schedule 1.5.3. Without prejudice to the provisions of Schedule 1.5.3, the following proceedings shall be observed with respect to the performance of the Physical ATM Inventory Count: (i) the Physical ATM Inventory Count will begin on the first Business Day following the Closing Date; (ii) the parties will use reasonable best efforts to conclude the Physical ATM Inventory Count within twenty-one (21) days from the starting date (the date of completion of the Physical ATM Inventory Count, the “ATM Inventory Completion”); (iii) the joint inventory team will inventory all of the ATMs under the responsibility of the Company; (iv) prior to the ATM Inventory Completion, the Company and the Purchaser will jointly carry out the inventory of the consignments in transit (all those consignments delivered by customers, which stay in a branch of the Company overnight to be delivered on the next following day); (v) prior to the ATM Inventory Completion, without the consent of the Sellers’ Representative, the Company and the Purchaser will not terminate any representative of the Sellers’ Representative conducting the Physical ATM Inventory Count; and (vi) the remuneration, compensation and wages of representatives of the Sellers’ Representative conducting the Physical ATM Inventory Count shall be borne by the Company and shall not constitute a Transaction Expense.
1.5.4    On the day of the ATM Inventory Completion, the Sellers’ Representative and the Purchaser shall compare the results of the Physical ATM Inventory Count and ATM Report and produce a statement detailing any shortfall in ATM Inventory (the “Estimated ATM Inventory Shortfall”). To the extent that the Estimated ATM Inventory Shortfall is greater than the ATM Inventory Holdback, within five (5) Business Days of the ATM Inventory Completion, the Sellers’ Representative, on behalf of the Sellers, shall pay the amount by which the Estimated ATM Inventory Shortfall exceeds the ATM Inventory Holdback to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser in writing. To the extent that the ATM Inventory Holdback exceeds the Estimated ATM Inventory Shortfall, within five (5) Business Days of the ATM Inventory Completion, the Purchaser shall pay the amount by which the ATM Inventory Holdback exceeds the Estimated ATM Inventory Shortfall to the Sellers’ Representative, on behalf of the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative in writing. Following the ATM Inventory Completion, the Sellers’ Representative and the Purchaser shall jointly work with the Company’s customers to resolve any discrepancies covered by the Estimated ATM Inventory Shortfall and, where necessary, the Purchaser will submit the pertinent claims for losses to the insurer or insurers under the Company’s insurance policies covering such losses. Any negative variation settled, inaccuracy in the Estimated ATM Inventory Shortfall, or insurance payment received by the Company for claims made as described in the preceding sentence, less the amount of any applicable insurance deductibles, will be paid from the Purchaser to the Sellers’ Representative on behalf of the Sellers (to the bank account designated by the Sellers’ Representative in writing).
1.5.5    In addition to the foregoing, to the extent there are any customer claims relating to discrepancies in the cash, coins, securities and other assets of the Company’s customers that are not included in the Estimated Vault Inventory Shortfall or Estimated ATM Inventory Shortfall but that relate to the period on or prior to Closing, (a) the Sellers’ Representative and the Purchaser

shall jointly work with the Company’s customers to resolve any such discrepancies and, upon the request of the Sellers’ Representative, the Purchaser will submit the pertinent claims for losses to the insurer or insurers under the Company’s insurance policies covering such losses, and (b) the Sellers’ Representative, on behalf of the Sellers, agrees to promptly reimburse the Purchaser for the full amount of any losses related to such claims (net of insurance proceeds less applicable deductions).
1.6    Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company, each Seller and any of their respective Affiliates shall be entitled to deduct and withhold from amounts payable in connection with this Agreement such amounts as each such party is required to deduct and withhold with respect to the making of such payment under the Code or applicable Law. Any such amounts that are so deducted and withheld and paid over to the appropriate Governmental Body on a timely basis shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Purchaser shall provide the Sellers’ Representative written notice of any intent to withhold at least 3 Business Days prior to withholding any such amount and shall, upon request, work with the Sellers’ Representative in good faith to minimize any required withholding; provided that, for the avoidance of doubt, this sentence shall not apply to any payments to employees pursuant to Section 6.11.6 hereof.
1.7    Excluded Assets. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Purchaser’s payment of the Purchase Price and the consummation of the transactions contemplated by this Agreement, shall not include the Purchaser’s acquisition of ownership of the Excluded Assets, which such Excluded Assets shall be transferred by the Company to the Sellers’ Representative at or prior to the Closing.
ARTICLE II

CLOSING AND TERMINATION
2.1    Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (or the waiver thereof by the party entitled to waive that condition) (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the closing of the sale and purchase of the Shares provided for in Section 1.1 (the “Closing”) shall take place at 10:00 a.m. at the offices of DLA Piper LLP (US) located at 6225 Smith Avenue, Baltimore, Maryland 21209 (or at such other place as the parties may designate in writing) on the date that is the first Monday (if such date is a Business Day) or Tuesday (if such date is not a Business Day) of the week following the satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or at such other time, or on such other date as the Sellers’ Representative and the Purchaser may agree. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
2.2    Termination of Agreement. No party shall have the right to terminate this Agreement prior to the Closing except as follows:
2.2.1    at the election of the Sellers’ Representative or the Purchaser on or after December 31, 2018 (the “End Date”), if the Closing shall not have occurred by the close of business on the End Date and the terminating party is not in default of any of its obligations hereunder; provided, that, if the conditions set forth in Section 7.1.4 (as it relates to any approval required under the HSR Act or other applicable Antitrust Law) or Section 7.1.6 shall not have been satisfied or waived as of the End Date but all other conditions set forth in Article VII shall have been satisfied or waived as of the End Date (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions then being capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to May 30, 2019.
2.2.2    by mutual written consent of the Sellers’ Representative and the Purchaser;
2.2.3    by the Purchaser if there has been a violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement that has prevented or that would prevent the satisfaction of any condition set forth in Section 7.1 to complete the Closing, in either case which has not been cured within thirty (30) calendar days or such longer period of time during which the Company and the Sellers are diligently pursuing a cure (or by the End Date or any extension thereof, if sooner), after receiving written notice thereof from the Purchaser; provided, however, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 2.2.3 if there has been a violation or breach by the Purchaser which has prevented or would prevent satisfaction of any condition set forth in Section 7.2; or
2.2.4    by the Sellers’ Representative if there has been a violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented or that would prevent the satisfaction of any condition set forth in Section 7.2 to complete the Closing, in either case which has not been cured within thirty (30) calendar days or such longer period of time during which the Purchaser is diligently pursuing a cure (or by the End Date or any extension thereof, if sooner), after receiving written notice thereof from the Sellers’ Representative; provided, however, that the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 2.2.4 if there has been a violation or breach by the Company or the Sellers which has prevented or would prevent satisfaction of any condition set forth in Section 7.1.
2.3    Procedure Upon Termination. In the event of termination of this Agreement by the Purchaser or the Sellers’ Representative, or both, pursuant to Section 2.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Sellers’ Representative. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.
2.4    Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and, except as set forth in Section 2.5, such termination shall be without Liability to the Purchaser, the Company or any Seller; provided, however, that the obligations of the parties set forth in this Section 2.4, Section 6.1.3, Section 6.8, Article X and the terms and conditions of the Confidentiality Agreement shall in each case survive any such termination and shall be enforceable hereunder, and provided, further, that nothing in this Section 2.4 shall relieve the Company or the Sellers from liability for any breach occurring prior to any such termination of any of its covenants or agreements set forth in this Agreement or any party for Fraud.
2.5    Reverse Termination Fee. Notwithstanding anything to the contrary herein and without limiting the foregoing, if this Agreement is terminated (including following the Company or Sellers having sought relief pursuant to Section 10.4 and such relief not being granted) by (i) Sellers’ Representative pursuant to Section 2.2.4; or (ii) either the Purchaser or the Sellers’ Representative pursuant to Section 2.2.1 (but only if all conditions to Closing in Section 7.1 (other than Section 7.1.4 (as it relates to any approval required under the HSR Act or other applicable Antitrust Law) and Section 7.1.6) have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Closing, including delivery of the Closing deliverable contemplated by Article VIII, but subject to such conditions then being capable of being satisfied if the Closing were to take place on such date) , then the Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account or accounts as designated by the Sellers’ Representative, a cash amount equal to $35,000,000 (the “Reverse Termination Fee”) within three (3) Business Days of the effective date of such termination. The parties acknowledge and agree that the agreements contained in this Section 2.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Purchaser nor the Sellers and the Company would have entered into this Agreement; accordingly, if the Purchaser fails to timely pay the Reverse Termination Fee and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Purchaser for the amount of the Reverse Termination Fee, the Purchaser shall pay to the Company the reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at three (3) percentage points over the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid hereunder until the date actually received by the Company (the “Reverse Termination Fee Expenses”). Notwithstanding anything to the contrary contained herein, if this Agreement is terminated and such termination gives rise to the obligation of the Purchaser to pay the Reverse Termination Fee, the payment of the Reverse Termination Fee and any Reverse Termination Fee Expenses by the Purchaser shall constitute liquidated damages, not a penalty and shall be the Company’s and the Sellers’ sole and exclusive remedy for any breach, loss or damage arising out of this Agreement, and the Company and the Sellers shall have no rights or claims against the Purchaser arising out of, or related to, this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise; provided, that, nothing in this Section 2.5 shall relieve Purchaser from Liability for Fraud.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser that, as of the date hereof and as of the Closing Date, except as set forth in the Company’s Disclosure Schedules:
3.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in any material Liability to the Company. The Company possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted. The Company has made available to the Purchaser true and complete copies of the Company’s articles of incorporation and bylaws, each as amended through the date hereof (the “Company Governing Documents”). The Company Governing Documents are in full force and effect, and the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of the Company Governing Documents.
3.2    Authorization of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Company Documents and the consummation by the Company of the transactions contemplated hereby and thereby to be consummated by the Company have been duly authorized by all necessary action. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, each Company Document will be duly executed and delivered. This Agreement constitutes, and each Company Document when so executed and delivered will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Body before which any Legal Proceeding seeking enforcement may be brought.
3.3    Capitalization. The authorized capital stock of the Company consists of 45,000 shares of Common Stock, $10.00 par value per share, of which 5,000 shares are designated as Class A Common Stock and 40,000 shares are designated as Class B Common Stock. Exhibit A sets forth the names of all holders of Shares and the number and class of Shares owned by each such holder (which Exhibit A may be updated prior to Closing as specifically contemplated by Exhibit A). All of the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable Law. The Shares are owned by the holders of such Shares set forth on Exhibit A free and clear of any and all Liens, except as set forth on Schedule 3.3(a). Except for the Shares, there are no other ownership or profits interests, voting debt, options, appreciation rights, restricted stock, restricted stock units, phantom stock, equity or equity-based awards, warrants, rights, calls, commitments, conversion rights, derivative contracts, forward sale contracts, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other rights, plans or commitments of any kind, contingent or otherwise, relating to the capital stock of the Company. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. Except as set forth on Schedule 3.3(b), the Company does not, directly or indirectly, own any debt, equity securities or other ownership interests in any Person. Schedule 3.3(c) sets forth, as of the date of this Agreement, all outstanding amounts of Indebtedness of the Company.
3.4    Conflicts; Consents of Third Parties.
3.4.1    Except as set forth in Schedule 3.4.1, (a) the execution and delivery by the Company of this Agreement and the Company Documents, (b) the consummation of the transactions contemplated hereby and thereby and (c) the performance by the Company of its obligations hereunder and thereunder, will not conflict with, require any consent, approval or waiver under, or result in any violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, suspension, modification, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (v) the Company Governing Documents; (w) any Material Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (x) any Order of any court, Governmental Body or arbitrator applicable to the Company or any of the properties or assets of the Company; or (y) any applicable Law or result in the creation or imposition of any Lien (other than any Permitted Exception) on any of the properties or assets owned or purported to be owned by the Company.
3.4.2    Except as set forth in Schedule 3.4.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company (a) in connection with the execution and delivery of this Agreement or the other Company Documents or the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby and thereby or the taking of any other action contemplated hereby or thereby, or (b) to continue the validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
3.5    Financial Statements. The Company has delivered to the Purchaser copies of (a) the audited consolidated balance sheets of the Company as of December 31, 2017, December 31, 2016, and December 31, 2015 and the related audited consolidated statements of income and of cash flows of the Company for the years then ended (such audited consolidated statements, including the related notes and schedules thereto, are referred to herein as the “Audited Financial Statements”), and (b) an unaudited balance sheet of the Company as of March 31, 2018 and the related unaudited statements of income and of cash flows of the Company for the three months then ended (such unaudited statements are referred to herein as the “Unaudited Financial Statements”, and together with the Audited Financial Statements, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied, and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated, subject in the case of the Unaudited Financial Statements to normal year-end adjustments and footnote disclosures. For purposes hereof, the audited consolidated balance sheet of the Company as of December 31, 2017 is referred to as the “Balance Sheet” and December 31, 2017 is referred to as the “Balance Sheet Date.” The Financial Statements have been prepared in accordance with GAAP during the periods covered thereby (except as otherwise disclosed therein). The Financial Statements present in all material respects the financial condition and the results of operations, cash flows and changes in equity of the Companies as of the respective dates of, and for the periods referred to in, the Financial Statements.
3.6    Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
3.7    No Undisclosed Liabilities. The Company has no Liabilities other than (a) Liabilities set forth in Schedule 3.7, (b) Liabilities expressly reflected in, reserved against or otherwise disclosed in the Balance Sheet or in the notes thereto, or (c) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.
3.8    Absence of Certain Events. Except as otherwise specifically contemplated by this Agreement, or as may be permitted by Section 6.2 during the period between signing and Closing, or as set forth in Schedule 3.8, there has not been since the Balance Sheet Date:
3.8.1    any change in the Company’s business, assets, liabilities, financial condition or results of operations that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;
3.8.2    any pending strike, work stoppage, lockout or Legal Proceeding by any employee against the Company, or, to the knowledge of the Company, any threatened strike, work stoppage, lockout or Legal Proceeding by any employee against the Company;
3.8.3    any material change in the accounting policies or practices of the Company;
3.8.4    any damage, destruction or loss, whether covered by insurance or not, in excess of $500,000;
3.8.5    any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Company Benefit Plan, any new, or amendment to any existing, Company Benefit Plan, or any alteration of any of the Company’s employment practices or terms and conditions of employment, in each case other than as required by Law or with respect to increases in base salary or wages for employees other than officers in the Ordinary Course of Business;
3.8.6    except to the extent specifically contemplated by Exhibit A, any issuance by the Company of any shares of capital stock or other equity interests (or any warrants, rights or other securities convertible thereof), or any repurchase or redemption by the Company of any shares of its capital stock or other equity interests, as applicable, or any split, combination or reclassification of any such shares or other equity interests;
3.8.7    any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, material properties and assets of the Company;
3.8.8    any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or other equity interests or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company;
3.8.9    any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of Indebtedness by the Company or any termination or material amendment of any evidence of Indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which any of its properties is bound other than in the Ordinary Course of Business and other than borrowings under the Company’s existing credit facilities;
3.8.10    except to the extent specifically contemplated by Exhibit A, any declaration or payment of any dividend on, or any other distribution with respect to, the capital stock of the Company other than in the Ordinary Course of Business and other than quarterly Tax distributions made to shareholders; and
3.8.11    any Lien imposed on any of the assets, tangible or intangible, of the Company other than Permitted Exceptions;
3.8.12    any inability of the Company to pay its debts as they have become due, any voluntary or involuntary filing for bankruptcy, insolvency or reorganization of the Company and neither the Company, nor to the knowledge of the Company, any other Person, currently intends to make a filing relating to the bankruptcy, insolvency or reorganization of the Company;
3.8.13    other than as contemplated by the Intellectual Property License Agreement, the transfer of Excluded Assets or the granting of non-exclusive use licenses in connection with the sale or license of any product of the Company in the Ordinary Course of Business, any (i) transfer or assignment of, or grant of any license or sublicense under or with respect to, any Intellectual Property of the Company, or (ii) entry into or amendment or termination of any Contract for the sale or purchase of Intellectual Property or any joint development or similar agreement;
3.8.14    any abandonment or lapse of or failure to maintain in full force and effect any registered Intellectual Property of the Company or applications for pending Intellectual Property of the Company, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in the Intellectual Property of the Company;
3.8.15    any acceleration, termination, material modification to or cancellation of any Material Contract;
3.8.16    any action by the Company to make, change or rescind any material Tax election, amend any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Company after the Closing;
3.8.17    any amendment of the Company Governing Documents or comparable organizational documents of the Company;
3.8.18    any change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
3.8.19    any capital expenditure in excess of $250,000 (excluding the purchase of armored vehicles in the Ordinary Course of Business); or
3.8.20    any agreement to do any of the foregoing.
3.9    Taxes.
3.9.1    All Tax Returns of, or with respect to, the Company have been timely filed, except as set forth in Schedule 3.9.1. All such Tax Returns are correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, except as set forth in Schedule 3.9.1. Within the ten-year period ending on the date of this Agreement, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
3.9.2    To the knowledge of the Company, there is no expectation that any Tax Authority will assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. Legal Proceedings with respect to Taxes or Tax Returns of, or with respect to, the Company are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.
3.9.3    The unpaid Taxes of the Company did not, as of the most recent fiscal month end, exceed by more than a de minimis amount the reserve for Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the most recent Financial Statements. From the date hereof through the Closing Date, the Company is not expected to incur or accrue Taxes other than (i) Taxes incurred in the Ordinary Course of Business and (ii) Taxes incurred as a result of a 338(h)(10) Election. Since the Balance Sheet Date, there has not been any action by the Company to make, change or rescind any material Tax election, amend any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Company after the Closing Date.
3.9.4    All Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority, including with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has complied with all information reporting requirements per applicable Tax Laws with respect to such withholdings.
3.9.5    The Company uses the cash method of accounting for Income Tax purposes. There are no Liens (other than Permitted Exceptions) for Taxes with respect to any of the assets or properties of the Company.
3.9.6     Except as set forth on Schedule 3.9.6, (a) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Taxes or Tax Returns of, or with respect to, the Company, (b) the Company has not requested any extension of time within which to file any Tax Return, which return has not yet been filed, and (c) no power of attorney with respect to any Taxes or Tax Returns has been executed or filed with any Tax Authority by or on behalf of the Company.
3.9.7    The Company is not a party to or bound by any Tax allocation, sharing, or indemnification agreement. The Company has (A) not been (1) a member of an affiliated group filing a consolidated federal Income Tax Return or (2) included in any “consolidated”, “unitary” or “combined” Tax Return provided for under the Laws of the United States, any state thereof, or any non-U.S. jurisdiction and (B) no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.
3.9.8    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law) executed on or prior to the Closing Date; (D) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; (F) deferred revenue or prepaid amount received on or prior to the Closing Date; or (G) election under Code Section 108(i).
3.9.9    Except as set forth on Schedule 3.9.9, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock intending to qualify for tax-free treatment under Code Section 355 (i) in the five (5) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.
3.9.10    The Company is not, and has never been, a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(ii).
3.9.11    The Company is not, and has never been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) and all positions taken with respect to the Company that could give rise to a “substantial understatement of income tax” within the meaning of Code Section 6662 have been disclosed on the Tax Returns of or with respect to the Company.
3.9.12    The Company has no permanent establishment (within the meaning of an applicable Tax treaty), office or fixed place of business in a country other than the United States.
3.9.13    (a) At all times on and after September 1, 2000, the Company has continuously had in effect a valid election to be treated as an S corporation pursuant to Section 1362(a) of the Code (and any comparable provision of state and local Tax Law in jurisdictions in which such election was available) and has not been treated for Income Tax purposes as a C corporation (or as something other than an S corporation) at any time subsequent to August 31, 2000, except as set forth on Schedule 3.9.13; (b) no actions have been taken and no omissions have occurred which would cause the S corporation election (referenced in clause (a)) to terminate or to be revoked at any time on or prior to the Closing Date; (c) the Company does not have any potential Liability under Code Section 1374 (or any similar provision of other applicable Law); and (d) the Company has not, within the past five (5) years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) except as set forth on Schedule 3.9.13 acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of the Code Section 1361(b)(3)(B). Since September 1, 2000, (x) all the shareholders of the Company have been eligible shareholders under Code Section 1361 and the Treasury Regulations promulgated thereunder, and (y) the Company has had only a single class of stock within the meaning of Code Section 1361 and the Treasury Regulations promulgated thereunder.
3.9.14    The Company is not subject to the “overall foreign loss” provisions of Code Section 904(f).
3.10    Real Property. The Company owns no real property. Schedule 3.10 sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements (each individually, a “Real Property Lease”) pursuant to which the Company holds any real property as lessee or sublessee. The real property subject to the Real Property Leases (the “Real Property”) constitutes all of the real property used in connection with the conduct of the business of the Company. Except as set forth in Schedule 3.10, with respect to each of the Real Property Leases and the Real Property: (a) such Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and will continue to be valid, binding, enforceable and in full force and effect against the Company and, to the knowledge of the Company, against the other parties thereto immediately following the Closing, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity); (b) the Company’s possession and quiet enjoyment of the Real Property has not been disturbed, and, to the knowledge of the Company, there are no disputes with respect to the Real Property or any Real Property Lease; (c) neither the Company nor, to the knowledge of the Company, any other party to the Real Property Lease is in material breach or default and no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a material breach or default or permit the termination or modification of such Real Property Lease or the acceleration of rent under such Real Property Lease; (d) to the knowledge of the Company, there are no pending or threatened condemnation or expropriation proceedings, lawsuits, investigations or administrative actions relating to the Real Property or any part thereof or other legal matters adversely affecting the current use or occupancy thereof; (e) the Real Property is supplied with utilities and other services necessary for the Company’s conduct of its business, all of which services are adequate and, to the knowledge of the Company, in accordance with all applicable Laws; (f) to the knowledge of Company, all improvements making up the Real Property, including, without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonable, working condition; (g) the Company has not received any written notice of any violation of any applicable zoning ordinance or other Law relating to its conduct of its business on the Real Property, and to the knowledge of the Company, there are no material violations of zoning, building, health, traffic, sewer/septic, flood control, fire safety, handicap ordinances or other applicable Laws with respect to the Real Property; (h) the Company has not collaterally assigned or granted any security interest in any Real Property or Real Property Lease, or any interest therein; (i) the Company possesses all Permits (including certificates of occupancy) required in connection with the occupation and use of the Real Property, such Permits are maintained in good standing and the Real Property has been occupied and used by the Company in accordance with applicable Law and all such Permits; and (k) neither the Company nor, to the Company’s knowledge, the landlord under any Real Property Lease, has received any written notification that the Real Property is in violation, of any applicable Laws. The Company has made available to the Purchaser a true and complete copy of each Real Property Lease.
3.11    Personal Property. Except as set forth in Schedule 3.11, the Company has good and marketable title to (or valid leasehold or contractual interests in) all assets (including vehicles and armored trucks) reflected on the Balance Sheet (and not disposed of since the date thereof), in each case free and clear of all Liens (other than Permitted Exceptions). All assets being conveyed to the Purchaser (a) are in working order as a whole (ordinary wear and tear excepted); and (b) except as set forth in Schedule 3.11, constitute all assets reasonably necessary to operate in the Ordinary Course of Business as of Closing. The Company owns all of the armored trucks used in the conduct of its business.
3.12    Bank Accounts. Schedule 3.12 contains a list of each bank account, safety deposit box and lock box used in the conduct of the business of the Company (including the name of the financial institution, account number and authorized signatories, as applicable).
3.13    Accounts Receivable; Accounts Payable.
3.13.1    The accounts receivable of the Company are bona fide, have been properly recorded and represent amounts due for goods or services duly sold or rendered in the Ordinary Course of Business. Such accounts receivable are good and collectible in full in the Ordinary Course of Business, are not in dispute and are free from any claim or right of set off or counterclaim, subject to any reserves included in the Financial Statements for doubtful accounts.
3.13.2    All accounts payable have been properly recorded and are reflected on the books and records of the Company. All accounts payable reflected in the books and records of the Company arose in the Ordinary Course of Business.
3.14    Intellectual Property.
3.14.1    Schedule 3.14.1 contains a true and complete list of all Owned Intellectual Property, Licensed Intellectual Property and Business Intellectual Property that is material to the operation of the business of the Company, other than Software licensed to the Company that is commercially available. The Intellectual Property License Agreement, together with the Owned Intellectual Property, will provide the Company at Closing with all Intellectual Property needed to operate the business of the Company as currently being conducted, in all material respects.
3.14.2    Subject to Section 6.9, the Company is the exclusive owner of the right, title, and interest in and to Owned Intellectual Property free and clear of all Liens other than Permitted Exceptions. The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property that the Company wishes to remain confidential or is required to under a contractual or other obligation to keep confidential, and not disclosed by its Intellectual Property filings and products and services.
3.14.3    To the knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe or misappropriate, and the conduct of the business of the Company since December 31, 2014 has not infringed or misappropriated, the Intellectual Property of any third party in any material respect. Since December 31, 2014, to the knowledge of the Company, no claim has been asserted or threatened in writing to the Company alleging that the conduct of the business of the Company infringes or misappropriates or infringed or misappropriated the Intellectual Property of any third party in any material respect or a threat or allegation to defend or hold harmless any other Person for such infringement.
3.14.4    Except as set forth in Schedule 3.14.4, to the knowledge of the Company, no Person is engaging in any activity that infringes or misappropriates the Owned Intellectual Property in any material respect.
3.14.5    The Company has taken steps reasonable under the circumstances to maintain the confidentiality of all information that the Company currently holds as a trade secret. The Company has not received any written notice that the Company is or may be in violation of any data privacy or data security related Laws. The Company has not distributed or displayed any data in breach of any Contract to which the Company is a party. The Company has not entered into any Contract to provide personally identifiable information to any Person. The Company has acted with normal industry practices to secure their websites, services and business data from unauthorized access or unauthorized use by any Person. A copy of all internally or externally prepared reports or audits compiled since December 31, 2014 that describe or evaluate information security procedures solely regarding the business of the Company, if any, have been provided to Purchaser. The Company’s websites or services have not been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack.
3.14.6    Except as contemplated by the Intellectual Property License Agreement or transfer of the Excluded Assets, the Company has not agreed to assign or otherwise transfer ownership of, any Owned Intellectual Property, in whole or in part, to any other Person.
3.14.7    The Company owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Company regarding its business (the “Business IT Systems”). The consummation of the transactions executed under this Agreement will not impair or interrupt in any material respect: (i) the Company’s access to and use of, or its right to access and use, the Business IT Systems; and (ii) to the extent applicable, the Company’s customers’ access to and use of the Business IT Systems. The Company has taken reasonable steps in accordance with industry standards to secure the Business IT Systems from unauthorized access or use by any Person. Since December 31, 2014, to the Company’s knowledge, there: (x) have been no unauthorized intrusions or breaches of security with respect to the Business IT Systems; (y) has not been any material malfunction of the Business IT Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to the Business IT Systems. Schedule 3.14.7 contains a list of current vendors providing maintenance and support services solely for the Business IT Systems.
3.15    Material Contracts. Except for this Agreement and as set forth in Schedule 3.15 , the Company is neither a party to nor bound by any:
3.15.1    Contract under which the Company has (a) incurred any Indebtedness that is currently owing or (b) given any guarantee with respect to any Indebtedness;
3.15.2    Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, common leases or other title retention or security devices) other than Permitted Exceptions;
3.15.3    Contract for capital expenditures in excess of $250,000 in the aggregate;
3.15.4    material confidentiality, secrecy or nondisclosure Contract or any Contract limiting the freedom of the Company to engage in any line of business, compete with any Person, solicit any Person or operate its assets at maximum production capacity, in each case, in a material way and other than any such confidentiality, secrecy or non-disclosure Contract that by its terms the Company is not permitted to disclose;
3.15.5    Contract pursuant to which the Company is a lessor of any material machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
3.15.6    Contract pursuant to which the Company is a lessee (including pursuant to a capital lease) of any material machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property;
3.15.7    sales, sales representative, commercial agency, distribution or franchise Contract;
3.15.8    Contract granting rights of first refusal or first negotiation;
3.15.9    partnership, joint venture or similar Contract;
3.15.10    Contracts for the acquisition, sale or lease of properties or assets or stock of the Company (other than the Real Property Leases);
3.15.11    Contract with any Governmental Body which generates revenue of more than $100,000 on an annual basis;
3.15.12    Contract relating to the marketing, sale, advertising or promotion of the Company’s products which involves payments by the Company of more than $50,000 on an annual basis;
3.15.13    Contract that involves any Seller or any Affiliate, officer or director of such Seller or any officer or director of the Company;
3.15.14    material license agreement or other Contract with respect to the Intellectual Property rights of any Person;
3.15.15    Contract outside of the Ordinary Course of Business that provides for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person (or in the case of any Contract between the Company and any Seller or its Affiliates, providing for any indemnification or the assumption of any Tax, environmental or other liability) ;
3.15.16    Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
3.15.17    Contract that provides for earn-outs or similar contingent obligations;
3.15.18    Contract with any current or former employee, officer, manager, director, consultant or independent contractor that are not terminable without penalty or other cost on thirty (30) days’ or less notice, including without limitation any employment, severance, termination, change in control or similar agreement or any agreement providing for any increase in compensation, vesting, acceleration of payments or other similar rights or any other consideration of any kind;
3.15.19    Contract that provides for bonuses, options, pensions, deferred compensation, profit sharing, equity, fringe or other benefits or similar arrangements with any current or former employee, officer, manager, director, consultant, or independent contractor containing continuing obligations of the Company or with respect to which the Company has any Liability (contingent or otherwise);
3.15.20    Contract that relates to the provision of fiduciary, administrative, recordkeeping or other services in connection with any Company Benefit Plan that is not terminable without penalty or other cost on thirty (30) days’ or less notice;
3.15.21    Contract that grants any Person a power of attorney;
3.15.22    Contract with any Material Customer; or
3.15.23    Any other Contracts that are material to the Company’s business.
(the contracts or agreements described in the immediately preceding clauses 3.15.1 to 3.15.23, collectively, and together with the Real Property Leases, the “Material Contracts”).
True, correct and complete copies of all Material Contacts have been made available by the Company to the Purchaser. Each Material Contract is in full force and effect and is legal, valid, binding and enforceable in all material respects in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in Legal Proceedings at law or in equity). The Company has performed or is performing all obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder and no event has occurred which (with or without notice or lapse of time, or both) would constitute a breach or default under any terms or conditions of any Material Contract or permit termination, modification or acceleration thereof or reduce the benefits thereunder; and to the knowledge of the Company no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. Except as set forth in Schedule 3.15, the Company has not received notice that any party to any Material Contract intends to terminate such Material Contract or repudiate any provision thereof.
3.16    Employee Benefits Plans.
3.16.1    Schedule 3.16.1 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), determined without regard to whether such plan is subject to ERISA, and each pension, retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive, equity or equity-based, paid time off, employment, severance, change of control, separation, retention, health, welfare, life insurance, disability, vacation, supplemental unemployment, fringe or any other material benefit or compensation plan, program, policy, contract, arrangement or agreement (written or oral) that is maintained, sponsored or contributed or required to be contributed to by the Company, or with respect to which the Company is a party or has any Liability, for the benefit or remuneration, of any current or former employees, directors, officers, consultants, or independent contractors of the Company or the spouses, dependents or beneficiaries of any of them (each, a “Company Benefit Plan”).
3.16.2    With respect to each Company Benefit Plan, the Company has delivered to the Purchaser true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed within the last three years with any Governmental Body with respect to such plan, actuarial reports, copies of material correspondence with all Governmental Bodies within the past three years, plan summaries or summary plan descriptions required under ERISA, the Code and all other applicable Laws (“Applicable Benefit Laws”), and the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each such plan intended to qualify under Section 401(a) of the Code, and such other documentation with respect to any such Company Benefit Plan that has been reasonably requested in writing by counsel to the Purchaser prior to the date hereof.
3.16.3    No Company Benefit Plan is or was at any time subject to Title IV of ERISA or Section 412 of the Code, nor is or was at any time any Company Benefit Plan (i) a “multiemployer plan”, as defined in Section 3(37) of ERISA, (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 4063, 4064 or 4066 of ERISA or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and the Company does not have any Liability for any such plan maintained, sponsored or contributed or required to be contributed to by any Person (whether incorporated or unincorporated), that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or to which such ERISA Affiliate has any Liability.
3.16.4    Each Company Benefit Plan has been established, administered, invested and maintained, in all material respects, in accordance with its terms and in compliance, in all material respects, with all Applicable Benefit Laws (including ERISA and the Code) and all written representations made by officers and human resources personnel of the Company to the current and former employees, directors, officers, consultants and independent contractors of the Company and their spouses, dependents and beneficiaries. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, no event has occurred and no condition exists with respect to the form or operation of such Company Benefit Plan that could cause the loss of such qualification or tax-exempt status. The Company has not incurred, and, to the knowledge of the Company, no facts exist which reasonably could be expected to result in, any Liability, tax fee or penalty to the Company with respect to any Company Benefit Plan under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans). All benefits, contributions, obligations and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all Applicable Benefit Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There are no outstanding defaults or violations by any party to any Company Benefit Plan. Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA. Neither the Company nor any other party has been in breach of any fiduciary obligation with respect to any Company Benefit Plan or the trusts or other funding media relating thereto.
3.16.5    Except as set forth in Schedule 3.16.5, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, or independent contractors (or any of their dependents, spouses or beneficiaries) of the Company for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by Applicable Benefit Laws and only to the extent required under such law for which the applicable person pays the full premium therefor.
3.16.6    The Company has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) at any time exclusively and unilaterally by action of the Company, and no additional contributions or funding would be required to properly effect such termination.
3.16.7    Other than as disclosed in Schedule 3.16.7, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, either alone or in combination with any related event, including without limitation termination of employment or other service, will not (1) entitle any current or former employee, director, officer, consultant, or independent contractors (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payments, (2) accelerate the time of payment or vesting, or increase the amount of compensation due, any such individual, or (3) increase the amount of or accelerate the time of payment or vesting of any amounts under any Company Benefit Plan. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible for federal Income Tax purposes by reason of Section 280G of the Code. The Company does not have any obligation to make any gross-up payments associated with, or reimburse for, any taxes, interest or penalties incurred under Sections 280G or 4999 of the Code.
3.16.8    There are no pending or, to the knowledge of the Company, threatened or anticipated claims, investigations, examinations, audits or other Legal Proceedings or actions by, against, involving or on behalf of any Company Benefit Plan, by any current or former employee, director, officer, consultant, or independent contractors (or any of their dependents, spouses or beneficiaries) of the Company under such Company Benefit Plan, by any Governmental Bodies or otherwise involving any such Company Benefit Plan (other than routine claims for benefits in the ordinary course consistent with the terms of the Company Benefit Plan), and, to the knowledge of the Company, there exists no events or circumstances or state of facts which, after notice or lapse of time or both, could reasonably be expected to give rise to any such claim, investigation, examination, audit or other Legal Proceeding or to affect the qualification of any Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code.
3.16.9    Each service provider of the Company who has been classified as an “employee” or as an “independent contractor” has been properly classified as such, and, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company Benefit Plan to any Liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law relating to the failure to properly classify any service provider of the Company as an “employee” or “independent contractor” for any purpose whatsoever.
3.16.10    None of the Company or any employee, officer or agent thereof, nor any trustee, administrator, fiduciary or other “party in interest” or “disqualified person” has engaged in a nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Benefit Plan that would reasonably be expected to result in any Company Liability.
3.16.11    Each Company Benefit Plan that is a nonqualified deferred compensation plan or arrangement subject to Section 409A of the Code is and has been in written compliance, and has been operated and administered in compliance, with Section 409A of the Code. The Company has no obligation to make any gross-up payment associated with, or reimburse for, any taxes, interest or penalties incurred under Section 409A of the Code.
3.16.12    To the extent any Company Benefit Plan is intended to be grandfathered under the terms of the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company has complied with the applicable provisions of PPACA, the Code, ERISA and Applicable Benefit Laws in all material respects, and the Company has not taken, or failed to take, any action which would cause such Company Benefit Plan to lose such grandfathered status. Each Company Benefit Plan that constitutes a “group health plan” has been operated and administered in compliance with PPACA and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) and the applicable regulations and guidance thereunder in all material respects. The Company does not owe any Taxes imposed by Code Section 4980H for any months or calendar years ending prior to the Closing Date. The Company has not incurred, and, to the knowledge of the Sellers, no condition exists with respect to any Company Benefit Plan that would reasonably be expected to subject the Company to any Tax, fine, interest or penalty or other Liability imposed by the Affordable Care Act.
3.16.13    Each Company Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code section 401(a) (each a “Nonqualified Plan”) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.
3.16.14    The Company has acquired and holds certain life insurance policies on the lives of participants in certain of such Nonqualified Plans to fund the Company’s obligations under certain of such Nonqualified Plans, and the cash surrender value of those life insurance policies as of the date hereof equals or exceeds the Company’s liability under the applicable Nonqualified Plan as of the date hereof. Schedule 3.16.14 contains a true and complete list of the liability of the Company under each such Nonqualified Plan as of the date hereof and the identity and cash surrender value as of the date hereof of each life insurance policy, if any, held by the Company to pay the Company’s obligations under such Nonqualified Plan.
3.16.15    Neither the Company nor any of its directors, officers or executives has made any commitment (written or oral, binding or otherwise) to adopt or establish any new Company Benefit Plan or to modify or amend any Company Benefit Plan.
3.17    Labor.
3.17.1    The Company is not a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such Contract or agreement currently being negotiated. To the knowledge of the Company, there is, and since January 1, 2014 has been, no organizational efforts or representation campaign being made or initiated by, or on behalf of, any labor union or group of employees to organize any of the employees of the Company. There is, and since January 1, 2014 has been, no pending or, to the knowledge of the Company, initiated labor strike, dispute, walkout, work stoppage, slow-down, lockout, or other material labor dispute involving the Company. The Company has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any Law, Contract, or policy of the Company. Since January 1, 2014, the Company has not effectuated (a) a “plant closing” as defined in the Worker Adjustment and Retraining Act or similar Law (“WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (b) a “mass layoff” (as defined in the WARN Act) affecting any site or employment or facility of the Company, nor are any such actions contemplated, planned, or announced.
3.17.2    The Company is, and has been since December 31, 2016, in compliance in all material respects with all applicable Laws in respect of employment of labor, including but not limited to, all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, immigration, health or welfare conditions relating to premises occupied, workers’ compensation and the collection, and payment of withholding and/or Social Security Taxes and similar Taxes, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws. The Company has maintained adequate and suitable records regarding the service of each Employee including records of working time. The Company has properly classified all Employees pursuant to the FLSA. The Company has withheld all amounts and/or has fully paid such amounts to Governmental Bodies or other competent authorities as required by Law or agreement to be withheld from the wages or salaries of, or other amounts or benefits paid to, their Employees and are not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing.
3.17.3    The Company has provided or made available to the Purchaser the information for employees of the Company and those working for the Company through a professional employer organization (each, an “Employee”) as of the date of this Agreement, including for each such Employee: name, job title, FLSA designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees) and visa and green card application status. To the knowledge of the Company, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Employee’s duties. To the knowledge of the Company, no Employee intends to terminate his or her employment with the Company. The Company is a party to Contracts with Government Bodies, including those Material Contracts set forth on Schedule 3.15.11 under subsection 3.15.11.
3.17.4    Each Employee is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each Employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete as of the date hereof. With respect to each Employee, an authorized official of the Company has reviewed the original documents relating to the employment eligibility and authorization of such Employee to be employed in the United States in compliance with applicable Law and such documents appeared, to such official, to be genuine on their face.
3.18    Litigation. Except as set forth in Schedule 3.18, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or relating to the assets, business or properties of the Company, nor is there any judgment, decree, injunction, penalty, fine, rule or Order of any Governmental Body or arbitrator outstanding against, or, to the knowledge of the Company, any investigation by any Governmental Body involving, the Company.
3.19    Compliance with Laws; Permits.
3.19.1    The Company is, and since December 31, 2014 has been, in compliance in all material respects with all Laws of any Governmental Body and all internal or posted privacy, security or data policies and procedures applicable to the Company or its business, operations, assets or properties.
3.19.2    Schedule 3.19.2 lists all material Permits issued to or held by the Company. The Company (a) holds all Permits and (b) has made all declarations and filings with, Governmental Bodies, necessary for the lawful conduct of their respective businesses as currently conducted. Each Permit is valid, binding and in full force and effect as to the Company, and no modification or termination, cancellation, revocation, suspension or non-renewal of any Permit is pending or, to the knowledge of the Company, threatened. The Company has not received any notice, notification or claim alleging or asserting the failure to hold any Permit required to conduct its business. The Company is not, and since December 31, 2014 has not been, in material breach or violation of, or material default under any Permit.
3.19.3    None of the Company or any employee, stockholder, director, officer or Affiliate, or, to the knowledge of the Company, any consultant, agent or other Person operating for the benefit of the Company has, taken any action (including with respect to obtaining Permits or effecting other transactions with any Governmental Body) in violation of, or that is, or could be deemed to be, a violation of (i) the applicable anti-bribery, anti-money laundering or similar such Laws of any jurisdiction in which the Company conducts its business, (ii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s commentaries, (iii) the U.S. Foreign Corrupt Practices Act (the “FCPA”) or (iv) any statute similar to the FCPA enforced by a competent Governmental Body.
3.19.4    Neither the Company nor any stockholder, employee, director, officer or Affiliate, or, to the knowledge of the Company, any consultant, agent or other Person operating for the benefit of the Company has, directly or indirectly, offered or given, on behalf of the Company, anything of value to: (i) any official, political party or party official thereof or any candidate for political office in any country or jurisdiction; or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any official, political party or party official within any country or jurisdiction, or to any candidate for political office within any country or jurisdiction for the purpose of, in either the case of clauses (i) or (ii) above, the following: (A) influencing any act or decision of such official, political party, party official, or candidate to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or securing any improper advantage, or (B) inducing such official, political party or party official thereof, or any such candidate for political office to affect or influence any act or decision of any Governmental Body, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.
3.19.5    None of the Company or any employee, stockholder, director, officer or Affiliate, or, to the knowledge of the Company, any consultant, agent or other Person operating for the benefit of the Company, has engaged in any business or effected any transactions with any Person (i) located in the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Liberia, North Korea, Sudan, Syria, or Zimbabwe (or any other sanctioned country or region as may be amended, from time to time by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), collectively, the “Restricted Nations”); (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is on OFAC’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Bureau of Industry and Security’s or the Department of State’s Directorate of Defense Trade Controls’ lists of denied persons, as each may be amended from time to time.
3.19.6    None of the Company or any employee, stockholder, director, officer or Affiliate, or, to the knowledge of the Company, any consultant, agent or other Person operating for the benefit of the Company, has taken any action that is, or could be deemed to be, a violation of applicable U.S. or foreign Laws related to (i) participation in unsanctioned foreign boycotts, (ii) the import and export of goods, equipment, materials, software, technology, and services, including, but not limited to all applicable licensing, recordkeeping, and reporting requirements of the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Ribicoff Amendment to the Tax Reform Act of 1976 (codified at 26 U.S.C. § 999), and the Export Administration Regulations, 15 C.F.R. Part 730 et seq., or (iii) applicable certification, permitting, reporting, and recordkeeping requirements concerning the importation of products.
3.20    Related Party Transactions.
3.20.1    Except as set forth in Schedule 3.20.1, neither the Sellers nor any of their respective Affiliates nor any officer or director of the Company has borrowed any moneys from or has outstanding any Indebtedness or other similar obligations to the Company. Except as set forth in Schedule 3.20.1, neither the Company, any Seller nor any Affiliate, nor any officer or employee of any of them (a) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company, or (iii) a participant in any transaction to which the Company is a party, (b) is a party to any Contract with the Company, (c) provides services to the Company or is provided services by the Company or (d) owns any Business Intellectual Property or any other material asset, property or right, tangible or intangible, used in the operation of the business of the Company.
3.20.2    Each Contract between the Company on the one hand, and a Seller or any Affiliate, officer, director of such Seller on the other hand is set forth in Schedule 3.20.2 and is on commercially reasonable terms no more favorable to the Company or the Seller than what any third party negotiating on an arms-length basis could expect.
3.21    Customers and Suppliers. Schedule 3.21 sets forth a list of the twenty-five (25) largest customers of the Company (the “Material Customers”) and the twenty (20) largest suppliers of the Company (the “Material Suppliers”), as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2016 and December 31, 2017, showing the approximate total sales by the Company to each Material Customer and the approximate total purchases by the Company from each Material Supplier, during such period. Except as set forth on Schedule 3.21 and any Excluded Matter; (a) nothing has occurred that would reasonably be expected to result in (i) a significant change in the Company’s business relationship with any of the Material Customers or Material Suppliers or (ii) a significant change in the manner in which the Company conducts business with the Material Customers or Material Suppliers; (b) none of the Material Customers or Material Suppliers has threatened or otherwise indicated to the Company that the Material Customers or Material Suppliers intend to terminate, propose a material change to the terms of or otherwise materially alter its relationship or any Contract with the Company; (c) there has been no significant dispute with any of the Material Customers or Material Suppliers since December 31, 2014; (d) neither the Company, on the one hand, nor any Material Customer or Material Supplier, on the other hand, is withholding or has threatened in writing to withhold payments or revenues due to the other; (e) since December 31, 2014, none of the Material Customers or Material Suppliers has requested or instituted a corrective plan with the Company or otherwise alleged that the Company is not performing in any material respect under the terms of any Contract among the parties; and (f) to the Company’s knowledge, no other event has occurred that would reasonably be expected to have a material and adverse effect on the Company’s relationship with any of the Material Customers or Material Suppliers.
3.22    Environmental Matters. Except as disclosed in Schedule 3.22:
3.22.1    The Company is in material compliance with all Environmental Laws, and has not received from any Person any (i) written (or, to the knowledge of the Company, oral) notification, demand, inquiry, citation or summons that alleges the Company may be in material violation of, or has material Liability under, Environmental Laws or (ii) written request for information pursuant to any Environmental Laws, which, in each case, remains pending and unresolved.
3.22.2    The Company has obtained and is in compliance with all Permits issued pursuant to Environmental Law (collectively, “Environmental Permits”) (each of which is disclosed in Schedule 3.22.2) necessary for the ownership, lease, operation or use of the business or assets of the Company or the Real Property as the business of the Company is currently conducted; all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Laws and any required applications for the renewal of such Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Body.
3.22.3    The Company has not released, nor to the knowledge of the Company has any other Person released any material amount or concentration of any Hazardous Material at, on, to or under any Real Property or a property formerly used by the Company in its business in a manner that is likely to require remediation by the Company and no material amount or concentration of Hazardous Material has migrated from the Leased Property or a property formerly used by the Company in its business in a manner that is likely to require remediation by the Company due to any act of the Company.
3.22.4    The Company has not received notice that any off-site shipment of any Hazardous Materials by the Company has given rise to or could reasonably be expected to give rise to Liabilities under any Environmental Law; there are no landfill, surface impoundments or storage tanks on or under the Leased Property that have given rise to or could reasonably be expected to give rise to Liabilities of the Company under any Environmental Law. All activity to close, remove, or remediate any underground or aboveground storage tanks, or surface impoundments required of the Company has been conducted in material compliance with Environmental Laws.
3.22.5    There are no aboveground or underground storage tanks, or other storage and process tanks currently operated by the Company.
3.22.6    (i) There is no Claim, action, or suit, pending or, to the knowledge of the Company, threatened, against the Company by any Person relating to or arising out of any violation of Environmental Law or release or threatened release of any Hazardous Material, and (ii) since the date that is five (5) years before the Closing Date, the Company has not received a written adverse Order, judgment, decision, consent decree, injunction, ruling or written notice in respect of the business or assets of the Company or formerly owned, operated or leased properties relating to or arising out of any violation of Environmental Law or release or threatened release of any Hazardous Material which remains pending and unresolved.
3.22.7    The Company has not assumed any Liabilities of third parties under any Environmental Laws.
3.22.8    The Company has no property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structures located on any such property) that has been contaminated with any Hazardous Material which would reasonably be expected to result in a Claim against or a violation of Environmental Law or term of any Environmental Permit by the Company.
3.22.9    The Company has delivered to Purchaser complete copies of all environmental reports (including Phase I and Phase II environmental site assessments, letter reports, sampling results, and environmental audits) in the Company’s possession that relate to the Company and address any environmental, health and safety matters or Liabilities arising under any Environmental Laws or relating to the Company’s use, storage, treatment, transportation, manufacture, handling, production, or release of any Hazardous Material. The Company has disclosed to the Purchaser all material facts concerning the environmental, health or safety compliance of the Company.
3.23    Insurance. The Company maintains such policies of insurance as is customary for its business, in such amounts and covering such risks as are generally maintained by like businesses. Schedule 3.23 contains a true and complete list of all insurance policies currently maintained by or for the Company along with a claims history in connection therewith for the five (5) month period immediately preceding the date of this Agreement. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company is in good standing under such policies. No notice of cancellation or non-renewal with respect to such policies has been received by the Company. The Company has not assigned the rights to or benefits under such policies to any other Person.
3.24    Financial Advisors. Except as set forth in Schedule 3.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
3.25    No Other Representations or Warranties. Except as expressly provided in this Article III, (a) the Company has not made and is not making, any representations or warranties, express or implied, with respect to the Company or its financial position, operations, business, prospects, profitability, assets, liabilities or otherwise whatsoever, (b) the Company disclaims all other representations and warranties, express, implied, statutory or otherwise (including implied warranties of merchantability, fitness for a particular purpose, title, or trade, whether arising by law, equity, custom or conduct), and (c) nothing herein should be interpreted or construed to be any representation, warranty or assurance as to future operations, profitability, prospects or customer relationships or impact of competition.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
Each Seller hereby represents, severally and not jointly, to the Purchaser that, as of the date hereof and as of the Closing Date, except as set forth in the Sellers’ Disclosure Schedules:
4.1    Authorization of Agreement. Each Seller, if an individual, has the legal capacity and, if not an individual, has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the Seller Documents and the consummation by such Seller of the transactions contemplated hereby and thereby to be consummated by such Seller have been duly authorized by all necessary action. Such Seller has duly executed and delivered this Agreement and at or prior to Closing each Seller Document will be duly executed and delivered. This Agreement constitutes, and each Seller Document when so executed and delivered will constitute, such Seller’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Body before which any Legal Proceeding seeking enforcement may be brought.
4.2    Ownership and Transfer of Shares. Each Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on Exhibit A, free and clear of any and all Liens. Each Seller has the full power, right and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens. None of the Shares owned by such Seller were issued in violation of any agreement, arrangement or commitment to which such Seller is a party or subject to or in violation of any preemptive or similar rights of any Person.
4.3    Consents of Third Parties. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller (a) in connection with the execution and delivery of this Agreement and the Seller Documents or the compliance by the Sellers with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby, or the taking of any other action contemplated hereby and thereby, or (b) to continue the validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for compliance with the applicable requirements of the HSR Act.
4.4    Litigation. There is no Legal Proceeding pending or, to the knowledge of such Seller, threatened against such Seller related to such Seller’s ownership of Shares or which seeks to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby, nor is there any judgment, decree, injunction, penalty, fine, rule or Order of any Governmental Body or arbitrator outstanding against, or investigation by any Governmental Body involving, such Seller.
4.5    Acknowledgement. Each Seller acknowledges that such Seller has been provided a reasonable opportunity to review this Agreement and discuss the terms and conditions of this Agreement with such Seller’s legal counsel and tax advisors, and ask management and the board of directors of the Company questions with respect to this Agreement and the transactions contemplated by this Agreement.
4.6    No Other Representations or Warranties. Except as expressly provided in this Article IV, the Sellers have not made and are not making, any representations or warranties, express or implied, with respect to the Company or its financial position, operations, business, prospects, assets, liabilities or otherwise whatsoever. Each Seller disclaims all other representations and warranties, express, implied, statutory or otherwise (including implied warranties of merchantability, fitness for a particular purpose, title, or trade, whether arising by law, equity, custom or conduct). Nothing herein should be interpreted or construed to be any representation, warranty or assurance as to future operations, profitability, prospects or customer relationships or impact of competition.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sellers that, as of the date hereof, except as set forth in the Purchaser’s Disclosure Schedules:
5.1    Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.
5.2    Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each of the Purchaser Documents have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Body before which any Legal Proceeding seeking enforcement may be brought.
5.3    Conflicts; Consents of Third Parties.
5.3.1    Neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (a) conflict with, or result in the breach of, any provision of the articles of incorporation, bylaws, or comparable organizational documents of the Purchaser, (b) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (c) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (b) and (c), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.
5.3.2    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.
5.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that would reasonably be expected to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
5.5    Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as defined in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless such sale is subsequently registered under the Securities Act or an exemption from such registration is available.
5.6    Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement that would be entitled to any fee or commission or like payment in respect thereof.
5.7    Financing. The Purchaser has, and will have at the Closing, the financial capacity, in the form of cash on hand and/or proceeds of a loan facility readily available, and all funds necessary to complete the transaction contemplated by this Agreement, including payment of the Purchase Price.
5.8    R&W Insurance Policy. Concurrently with the execution of this Agreement, the Purchaser has delivered to the Company a signed binder for the R&W Insurance Policy evidencing that coverage under such policy is in effect and containing a draft of such policy, which is attached hereto as Exhibit D.
5.9    No Additional Representations; Disclaimer.
5.9.1    In making its determination to proceed with the transactions set forth in this Agreement, the Purchaser (a) has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Article III and Article IV as qualified by the Company’s and the Sellers’ Disclosure Schedules, and (b) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) the Purchaser. The representations and warranties of the Company and the Sellers expressly and specifically set forth in Article III and Article IV, as qualified by the Company’s and the Sellers’ Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Company and the Sellers in connection with the transactions set forth in this Agreement, and all other representations, warranties, and statements (including by omission) of any kind or nature express or implied in connection with the transactions set forth in this Agreement are specifically disclaimed by the Sellers, including, for the avoidance of doubt, with respect to the accuracy or completeness of any other information provided to (or acquired by) the Purchaser.
5.9.2    Except for the representations and warranties of the Company and the Sellers expressly and specifically set forth in Article III and Article IV, as qualified by the Company’s and the Sellers’ Disclosure Schedules, none of the Sellers, the Sellers’ Representative, the Company nor any other Person, whether in any individual, corporate or any other capacity, is making, and the Purchaser is not relying on, any representations, warranties, or other statements (including by omission) of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Sellers or the Company or in this Agreement or the transactions set forth in this Agreement, or the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser.
ARTICLE VI

COVENANTS
6.1    Access to Information: Confidentiality.
6.1.1    The Sellers agree that, prior to the Closing, the Purchaser shall be entitled, through its Representatives, to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition (which shall include reasonable access to the work papers reasonably related to the preparation of the Estimated Closing Statement and to any Representatives of the Company that were included in the preparation of the Estimated Closing Statement) of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company to cooperate, fully therein with the Purchaser and its Representatives.
6.1.2    Subsequent to the Closing, the Purchaser shall make available and shall cause the Company to make available to the Sellers’ Representative and the Sellers, and each of their respective Representatives, upon reasonable written notice, during reasonable business hours and under reasonable circumstances, any and all books, records, contracts and other information of the Company existing as of the Closing Date to the extent requested by the Sellers’ Representative in connection with any reasonable purpose contemplated by this Agreement. The Purchaser shall cooperate, and shall cause the Company to cooperate, with the Sellers’ Representative in any such purpose, and shall hold all of the books and records of the Company existing on the Closing Date and not destroy or dispose of any of such books and records until the seventh anniversary of the Closing Date.
6.1.3    Prior to the Closing, the Purchaser shall, and shall cause its Affiliates and each of its and its Affiliates’ Representatives to, keep all non-public information and documents relating to the Company confidential, and otherwise treat all such information and documents strictly in accordance with the Confidentiality Agreement. The Purchaser confirms that the Confidentiality Agreement is a direct obligation of, and is binding upon, the Purchaser, and shall continue in full force and effect in accordance with its terms.
6.2    Conduct of the Business Pending the Closing.
6.2.1    From and after the date of this Agreement to and including the Closing Date, the Company shall conduct its business only in the Ordinary Course of Business; provided, however, that (a) the Company shall be permitted to (i) engage in the transactions set forth herein with respect to the Excluded Assets and (ii) make bonus payments to employees at or prior to Closing in accordance with Schedule 6.2.1, and (b) the Company shall be permitted to make distributions to the Sellers at or prior to Closing, such distribution to be in compliance with the Company Governing Documents and applicable Law. Without limiting the generality of this Section 6.2.1, the Company shall:
6.2.1.1    use commercially reasonable efforts to maintain the goodwill with creditors, suppliers, landlords, distributors, agents, employees, clients, customers and other Persons having a material business relationship with the Company;
6.2.1.2    subject to applicable Law governing the disclosure of competitively sensitive information, report to the Purchaser to convey the status of the business and the operations and finances of the Company, provided, that, prior to Closing, the Company shall operate exclusively pursuant to its own independent business judgment;
6.2.1.3    (a) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (b) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts outside the Ordinary Course of Business, and (c) comply, in all material respects, with all contractual and other obligations applicable to the operation of the Company;
6.2.1.4    promptly deliver to the Purchaser copies of monthly financial statements following their preparation in the Ordinary Course of Business;
6.2.1.5    promptly report to the Purchaser the existence of any Legal Proceeding with an amount in controversy in excess of $100,000; and
6.2.1.6    reasonably cooperate with the Purchaser, at the Purchaser’s expense, during normal business hours and without material disruption to the Company’s business by (a) providing reasonable information to facilitate the Purchaser’s efforts to have the Company’s financial statements comply with the Securities and Exchange Commission rules and regulations (including revenue recognition and lease accounting rules and regulations) following the Closing Date and (b) subject to applicable Law governing the disclosure of competitively sensitive information, providing the information and cooperating with the integration planning activities set forth on Schedule 6.2.1.6.
6.2.2    Without limiting the generality of the foregoing, except (a) as otherwise expressly required by this Agreement, (b) as contemplated on Schedule 6.2.2, (c) occurring in the Ordinary Course of Business, or (d) with the prior written consent of the Purchaser (provided that following November 30, 2018, such consent of the Purchaser shall not be unreasonably withheld, conditioned or delayed), the Company shall take reasonable action within its control to avoid the occurrence of any of the following changes or events:
6.2.2.1    making, changing or revoking any Tax election changing any annual Tax accounting period, adopting or changing any Tax accounting method, filing any amended Tax Return, entering into any closing agreement with respect to Taxes, or settling or compromising any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of a material amount of Taxes, in each case, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed);
6.2.2.2    selling, transferring or other disposal of any assets of the Company, except the Excluded Assets;
6.2.2.3    except to the extent specifically contemplated by Exhibit A, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interest of the Company;
6.2.2.4    issuing any equity interests of the Company to any Person (except to the extent specifically contemplated by Exhibit A);
6.2.2.5    acquiring (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of transactions (i) any business enterprise or any assets of any Person or (ii) any equity interest in any Person or business;
6.2.2.6    incurring aggregate capital expenditures or any obligations or liabilities in respect thereof in an aggregate amount in excess of $100,000 in any three (3)-month period;
6.2.2.7    entering into any Contract that would have constituted a Material Contract if entered into prior to the date hereof, amending or modifying in any material respect or terminate any such Contract or Material Contract (other than permitting expiration of such Contract or Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder; provided that in connection with the Company seeking Purchaser’s consent with respect to customer contracts that are Material Contracts, disclosure of competitively sensitive information will be shared only with designated representatives of the Purchaser previously agreed to by the parties (with any such consent of the Purchaser related to such customer contracts not to be unreasonably withheld, conditioned or delayed more than 3 Business Days);
6.2.2.8    granting or suffering of any Lien upon any assets of the Company, other than a Permitted Exception or other Lien that will be released at or prior to Closing;
6.2.2.9    assuming, guaranteeing, endorsing, agreeing to indemnify or otherwise becoming liable with respect to the Indebtedness of any other Person;
6.2.2.10    cancelling of any Indebtedness or claims owed to the Company;
6.2.2.11    making of any bonus or profit sharing distribution or equity award or equity based award or similar payment of any kind to any officers, employees, directors or consultants, other than in accordance with any Company Benefit Plan in effect as of the date hereof or as permitted by Section 6.2.1(a)(ii);
6.2.2.12    paying or agreeing to pay any additional severance, termination, change in control, pension, retirement allowance or other employee benefit to any of its officers, employees, directors or consultants other than in accordance with the Company Benefit Plans in effect as of the date hereof or as permitted by Section 6.2.1(a)(ii);
6.2.2.13    adoption, amendment or termination of any Company Benefit Plan or other similar plan or increase in any benefits or remuneration payable under any Company Benefit Plan in effect as of the date hereof or otherwise or promise or commit to undertake any of the foregoing, other than as required by applicable Law;
6.2.2.14    removal or appointing of any director or terminating or hiring of any officer or other senior employee;
6.2.2.15    granting of any increase in the rate of wages, salaries, bonuses or other remuneration of any employees, directors, officers or consultants of the Company, except as required by a Company Benefit Plan in effect as of the date hereof, other than as permitted pursuant to the provisions of Section 6.2.1(a)(ii);
6.2.2.16    material writing down of the value of any property or assets owned or used by the Company, including inventory and capital lease assets;
6.2.2.17    crediting, adjusting or writing off as uncollectible of any accounts receivable or any portion thereof in amounts exceeding $100,000 or extension of time in payment terms beyond the Ordinary Course of Business term of thirty (30) days;
6.2.2.18    materially increasing of reserves for contingent Liabilities;
6.2.2.19    cancelling or materially reducing of any insurance coverage;
6.2.2.20    making material changes in any method of accounting or auditing practice;
6.2.2.21    amending the Company Governing Documents; or
6.2.2.22    entering into any Contract to do any of the foregoing, or authorize any of the foregoing.
6.3    Consents. The Sellers shall use their reasonable best efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.4.2.
6.4    Filings with Governmental Bodies.
6.4.1    Each of the Purchaser, the Company (if necessary) and the Sellers shall (a) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates by the relevant Governmental Bodies under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as reasonably practicable and, in any event, within five (5) Business Days after the date of this Agreement, (b) comply as promptly as reasonably practical with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Body in respect of such filings or such transactions, and (c) to the extent permitted by applicable Law, reasonably cooperate with each other in connection with any such filing (including, subject to reasonable and customary confidentiality considerations, providing copies of such documents to each other prior to filing and considering in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Body under the HSR Act or any other Antitrust Laws with respect to any such filing or any such transaction. The Purchaser shall pay all administrative filing fees required by such filings.
6.4.2    Subject to applicable Law, each of the Purchaser, the Sellers and the Company shall use reasonable best efforts to (a) furnish to each other all information required for any application or other filing or submission to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (b) promptly inform each other of any oral communication with, and provide copies of written communications from, any Governmental Body regarding any such filings or any such transaction, (c) provide the other party in advance, with a reasonable opportunity for review and comment thereon, copies of any material written communication to a Governmental Body under any Antitrust Law relating to the transactions contemplated by this Agreement, (d) not participate in any material meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the Purchaser, on one hand, or the Sellers’ Representative (on behalf of the Sellers and the Company), on the other hand, prior notice of the meeting and, unless prohibited by such Governmental Body, the opportunity to attend and/or participate and (e) consult and cooperate with one another in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Legal Proceedings under the HSR Act or other Antitrust Laws. The Sellers and the Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, or to anyone else, unless express written permission (not to be unreasonably withheld, conditioned or delayed) is obtained in advance from the source of the materials (the Sellers, the Company or the Purchaser, as the case may be).
6.4.3    Each of the Purchaser, the Company and the Sellers shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign treaties, statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of the Purchaser, the Company and the Sellers shall cooperate and use reasonable best efforts to contest and resist every such Legal Proceeding, and to have vacated, lifted, reversed, or overturned every decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of the Purchaser, the Company and the Sellers shall use reasonable best efforts to take such action as may be required to obtain all clearances, approvals, authorizations, consents, waivers, actions or non-actions required under, and to cause the expiration of the notice or waiting periods under, the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, the Company, the Sellers and the Purchaser each agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment, including any Order or Legal Proceeding instituted (or threatened), under or in connection with any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible; provided, that prior to taking any such steps or other actions contemplated by this Section 6.4 that may affect the timing or likelihood of approval of the transactions contemplated by this Agreement under any Antitrust Laws, a party hereto shall consult with the other parties and their respective Representatives and consider in good faith their suggestions with respect to the taking of any such steps or other actions. For the avoidance of doubt, “reasonable best efforts” under this Section 6.4.3 shall include the Purchaser’s obligation, if necessary to resolve objections raised by any Governmental Body with respect to the transactions contemplated by this Agreement under any Antitrust Law and to permit the Closing to occur on or before the End Date, to agree to and subsequently implement (a) the sale, divestiture, disposition, licensing, or holding separate of one or more businesses, product or service lines, or assets of the Purchaser, its Affiliates, or the Company, or (b) limitations on the Purchaser’s freedom of action with respect to one or more businesses, product or service lines, or assets of the Purchaser, its Affiliates, or the Company, in each case provided that any such steps or other actions affecting the assets or businesses of the Company shall be conditions upon the prior occurrence of the Closing and shall not include Purchaser’s “Brinks” trademark or trade name. Notwithstanding anything to the contrary in this Agreement, in no event will Purchaser be obligated pursuant to this Agreement to take any of the actions in (a) or (b) of this Section 6.4.3 where such actions, individually or in the aggregate, would involve businesses, product or service lines, or assets of the Purchaser, or any combination thereof, and would result in the loss of revenues (as measured by revenues for the twelve-month period commencing on May 1, 2017 and ending on April 30, 2018) in excess of $30,000,000.
6.5    Other Actions. Each of the Sellers and the Purchaser shall use its reasonable best efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Time is of the essence in this Agreement.
6.6    Non Negotiation; Non-Solicitation.
6.6.1    The Sellers will not, and will not cause or permit the Company or any of the Representatives of the Company or the Sellers to, directly or indirectly, (a) facilitate, encourage, solicit, initiate or engage or otherwise participate in any discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (b) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, (c) negotiate, engage in or otherwise consummate an Acquisition Transaction or (d) facilitate, or assist in any manner or participate in any effort or attempt by any Person to do or seek any of the foregoing. For purposes of this Agreement, “Acquisition Transaction” shall mean (x) any transaction or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (y) any proposal for the issuance of ten percent (10%) or more of the equity securities of the Company as consideration for the assets or securities of another person or (z) any proposal or offer to acquire in any manner, directly or indirectly, ten percent (10%) or more of the equity securities of the Company or assets that represent ten percent (10%) or more of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement. The Sellers have ceased and caused to be terminated, and have caused the Company and each of its Representatives or other Persons acting on any of their behalf to cease and terminate, any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Transaction. In the event that any Seller or the Company receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, the Sellers will provide the Purchaser with prompt notice thereof, which notice shall include the material terms of, and the identity of the Person or Persons making such inquiry, proposal or offer.
6.6.2    Until the Closing, neither the Purchaser nor any of its subsidiaries or Affiliates shall consummate or enter into a definitive agreement for any merger, equity exchange, acquisition, purchase or sale of equity or assets, or other business combination or change of control transaction with any Person that involves a business or assets in the United States (an “Interim Transaction”), that the Purchaser reasonably believes and determines, in good faith and after consultation with outside legal counsel, would be reasonably expected to increase either (i) the risk of delaying (that is, by thirty (30) calendar days or more), the expiration or termination of the statutory waiting period applicable to the transactions contemplated hereby under the HSR Act, or (ii) the risk of preventing or delaying the Closing due to an objection, challenge, or Legal Proceeding under any Antitrust Law. The Purchaser shall provide prompt written notice to the Sellers’ Representative of the Purchaser’s execution of a definitive agreement regarding an Interim Transaction, and the Purchaser’s determination; provided, however, that if the Purchaser is restricted by obligations of confidentiality with respect to disclosure of such Interim Transaction, the Purchaser shall use commercially reasonable efforts to disclose to the Sellers’ Representative such Interim Transaction as soon as possible.
6.7    Resignation of Directors and Officers; Indemnification, Exculpation and Insurance.
6.7.1    On or prior to the Closing Date, the Company shall provide evidence of the resignation of all the directors and officers of the Company, including any Sellers holding such positions, effective as of the Closing.
6.7.2    At or prior to the Closing, the Company shall purchase (at its sole expense) an extended reporting period endorsement to the Company’s currently existing directors’ and officers’ liability insurance (the “Tail Policy”) with respect to matters existing or occurring at or prior to the Closing (“Pre-Closing Claims”) and covering a period of six (6) years from and after the Closing Date, which endorsement the Purchaser agrees to maintain in full force and effect for its full term. The articles of incorporation and bylaws of the Company shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the officers and directors of the Company on or prior to the Closing Date (collectively, the “Indemnitees”) as those provisions contained in the Company Governing Documents, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would have the effect of impairing the coverage available under the Tail Policy with respect to Pre-Closing Claims or otherwise adversely impact the Indemnitees (unless such modification is required by applicable Law).
6.7.3    The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by the Indemnitees and his or her heirs and Representatives.
6.7.4    In the event that the Company or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall cause proper provisions to be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 6.7.
6.7.5    The obligations of the Purchaser under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.7 applies (it being expressly agreed that the Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).
6.7.6    Notwithstanding anything to the contrary set forth in this Section 6.7, no Indemnitee shall have any right (and each such Person hereby irrevocably waives any claim with respect to) to advancement, indemnification, contribution or other recovery of any kind (in any capacity whatsoever, including under any officers’ and directors’ liability insurance policy) from the Purchaser, the Company or any other Person with respect to any matter for which any Purchaser Indemnified Party would be or may be entitled indemnification from under Article IX (in each case, without giving effect to any limitations including as to time, survival periods, deductibles, thresholds, caps, and knowledge or materiality qualifiers), including the costs and expenses of defending any claims with respect to any such matter.
6.8    Publicity. None of the parties hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior mutual written consent of each of the parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, in which case such party shall consult with the other parties regarding the contents of such disclosure before issuing such press release or public announcement. The parties hereto shall cooperate to jointly develop all communications to the public and the employees of the Company. Attached hereto as Exhibit G is the joint press release approved by the parties hereto with respect to the announcement of the entry by the parties into this Agreement.
6.9    Use of Name. Prior to the Closing Date, the Sellers shall, and shall cause the Company to, assign and transfer all rights in and to the name “Dunbar,” such name constituting Owned Intellectual Property, to Dunbar Security Products, Inc., and shall provide to the Purchaser evidence reasonably satisfactory to the Purchaser of such assignment and transfer. On or prior to the Closing Date, Sellers shall cause Dunbar Security Products, Inc. to enter into that certain Intellectual Property License Agreement attached hereto as Exhibit C (the “Intellectual Property License Agreement”) together with the Company and the Purchaser.
6.10    Supplemental Disclosure. From time to time prior to the earlier of the Closing and the termination of this Agreement, the Company and the Purchaser, respectively, shall promptly notify the other of any matter coming to such Person’s attention prior to the Closing which would result in the failure to satisfy any of the conditions specified in Article VII; provided, however, that, the delivery of any such notice shall not (a) cure any breach of, or non-compliance with, any provisions of this Agreement or (b) limit the remedies available to the parties hereunder after receiving any such notice.
6.11    Continuing Employee Benefits.
6.11.1    As of the Closing, and for twelve (12) months following the Closing or, if earlier, until termination of their employment, the Purchaser shall provide, or shall cause the Company to provide, the Continuing Employees with substantially similar in the aggregate base salaries or base wage rates, as applicable, and annual bonus opportunities as provided by the Company to the Continuing Employees as of immediately prior to the Closing. As of the Closing, and for twelve (12) months following the Closing or, if earlier, until termination of their employment, the Purchaser shall provide, or shall cause the Company to provide, the Continuing Employees with substantially similar in the aggregate employee benefits (other than defined benefit pension, equity or equity-based incentives, deferred compensation and post-termination or retiree welfare benefits) either (i) as provided by the Company to Continuing Employees as of immediately before the Closing or (ii) as provided by the Purchaser to its similarly-situated employees. For purposes of determining after the Closing the extent to which any Continuing Employee is eligible for or vested in (and, in regard to any severance or vacation entitlement only, the level of benefits under) any of the Purchaser plans covering such Continuing Employee, the Purchaser shall credit such Continuing Employee for all service with the Company (and its predecessors) before the Closing to the same extent such service was credited for the same purposes by the Company as of the Closing under a corresponding Company Benefit Plan, except to the extent that such service credit would result in the duplication of benefits or compensation for the same period of services.
6.11.2    The Purchaser shall, or shall cause the Company to, use commercially reasonable efforts for the calendar year in which the Closing Date occurs to (a) waive for each Continuing Employee and his or her dependents, any waiting period provision, pre-existing condition limitation, actively at work requirement or any other restriction that would prevent immediate or full participation under the Purchaser employee benefit plan, program or arrangement providing health or welfare benefits covering such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively at work requirement or other restriction was not applicable to such Continuing Employee under the terms of the analogous Company Benefit Plans in effect immediately prior to the Closing Date, and (b) waive any and all evidence of insurability requirements under any Purchaser employee benefit plan, program, or arrangement with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employee under the analogous Company Benefit Plans immediately prior to the Closing Date.
6.11.3    The Company shall not be required to take any actions prior to the Closing Date to amend, freeze, terminate or liquidate the Dunbar Armored Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Notwithstanding the foregoing, however, the Purchaser reserves the complete authority to amend, freeze, terminate and/or liquidate the Deferred Compensation Plan after the Closing Date as the Purchaser in its sole discretion may determine, subject to the terms of the Deferred Compensation Plan and applicable law. If and to the extent the Purchaser terminates and liquidates the Deferred Compensation Plan after the Closing Date pursuant to Treasury Regulation section 1.409A-3(j)(4)(ix)(B), the Purchaser agrees that (i) the participants’ accounts under the Deferred Compensation Plan will not be distributed as the result of such termination and liquidation until after the end of the calendar year in which the Closing Date occurs, and (ii) each participant in the Deferred Compensation Plan will be permitted to participate in a comparable deferred compensation plan of the Purchaser in accordance with the terms and conditions of such plan, provided that such participant is then employed by the Purchaser and is a member of a “select group of management or highly compensated employees” of the Purchaser within the meaning of ERISA (it being understood that each participant as of the date hereof is a member of a “select group of management or highly compensated employees”). Effective no later than the day before the Closing Date, the Company shall terminate its 401(k) plan by proper board of directors action and cease deferrals with respect to any compensation that is earned after the day before the Closing Date. Purchaser shall allow the Continuing Employees to enter its or an Affiliate’s 401(k) plan as soon as administratively practicable after the Closing Date, and to rollover their account balances and outstanding loans to such Purchaser or Affiliate 401(k) plan to the extent permitted by applicable Law.
6.11.4    If and to the extent requested by the Purchaser (which request shall be made at least five (5) Business Days before the Closing Date), the Company shall take any and all actions required (including the adoption of resolutions by the Company Board of Directors) to the extent permitted by Law to amend, freeze, terminate and/or liquidate any Company Benefit Plan immediately before the Closing Date and to implement any such related actions as the Purchaser may reasonably request (except as to the Deferred Compensation Plan and 401(k) plan which will be subject to the provisions of Section 6.11.3 above).
6.11.5    Purchaser shall pay the final premium payment due for all employees covered by long term care insurance protection in an amount not to exceed $205,000, if such premium comes due after the Closing Date.
6.11.6    Purchaser, the Company and the Sellers agree to pay bonuses to Company employees in accordance with the terms of Schedule 6.11.6 hereto. Notwithstanding anything herein to the contrary, the Purchaser, the Company and the Sellers acknowledge and agree that all Transaction Payments are being made in a Pre-Closing Tax Period and any deduction resulting therefrom shall be attributable to a Pre-Closing Tax Period and for the account of the Sellers.
6.11.7    Prior to Closing, the Company shall transfer the Company Benefit Plans set forth on Schedule 6.11.7 to Dunbar Security Products, Inc.
6.11.8    Nothing in this Section 6.11, express or implied: (a) shall confer upon any employee, officer, director, or service provider of the Company any right to continue in the employ or service of the Purchaser, the Company, or any of their respective subsidiaries or Affiliates or any right to any particular term or condition of employment or service, or shall interfere with or restrict in any way the rights of the Purchaser or any Affiliate thereof (including following the Closing, the Company) to discharge or terminate the services of any employee, officer, director, or service provider at any time for any or no reason whatsoever, or (b) confer upon any Person not a party to this Agreement, any right, benefit or remedy of any nature whatsoever, including any third-party beneficiary rights, under or by reason of this Section 6.11. Nothing in this Section 6.11 shall be deemed to (x) establish, amend or modify any Company Benefit Plan or any other benefit or compensation plan, program, policy, Contract, arrangement or agreement, or (y) alter or limit the ability of the Purchaser or any of its Affiliates (including following the Closing, the Company) to amend, modify or terminate any particular Company Benefit Plan or any other benefit or compensation plan, program, policy, Contract, arrangement or agreement.
6.12    Preparation and Filing of Tax Returns. Any Tax Return to be prepared pursuant to the provisions of this Section 6.12 shall be prepared in a manner consistent with this Agreement, consistent with applicable Laws, and consistent with Tax positions taken by the Company prior to the Closing Date with respect to similar Tax Returns, to the extent consistent with applicable Law. For purposes of this Agreement, the following provisions shall govern the allocation of responsibility as between the parties:
6.12.1    The Sellers’ Representative, at the expense of the Sellers, shall (i) cause the Company to prepare and timely file all Tax Returns of the Company that are required to be filed on or before the Closing Date and (ii) prepare all Income Tax Returns relating to taxable periods ending on or before the Closing Date (each such period a “Pre-Closing Tax Period”) without regard to the time when such returns are required to be filed (collectively, “Seller Prepared Returns”).
6.12.2    The Purchaser shall cause the Company to prepare and timely file all other Tax Returns for the Company for taxable periods that include the Closing Date (“Purchaser Prepared Returns”).
6.12.3    The Sellers’ Representative (with respect to each Seller Prepared Return) and Purchaser (with respect to each Purchaser Prepared Return) shall deliver to the other party a copy of such Tax Return at least thirty (30) days before the date on which such Tax Return is required to be filed (including applicable extensions), or as soon as reasonably possible if such Tax Return is required to be filed within seventy-five (75) days following the Closing Date. The Sellers’ Representative (with respect to each Purchaser Prepared Return delivered to it) and Purchaser (with respect to each Seller Prepared Return delivered to it) shall review each such Tax Return within ten (10) days after the delivery of such Tax Return. Each of the Sellers’ Representative and Purchaser shall be deemed to have approved any Tax Return prepared by the other party pursuant to this Section 6.12.3 and timely delivered if it does not submit issues or comments within such ten (10) day review period. If the Sellers’ Representative (with respect to a Purchaser Prepared Return) or Purchaser (with respect to a Seller Prepared Return) disputes any items shown on such Tax Return, it shall deliver to the other party a written description of such items within such ten (10) day period. The Parties shall negotiate in good faith and work to resolve any timely-raised issues, comments, or concerns arising as a result of the review of such Tax Return.
6.12.4    In the event the Sellers’ Representative and Purchaser are unable to resolve any dispute with respect to such timely-raised issue within twenty (20) business days following the delivery of a Tax Return, the Parties will engage the Accounting Referee to resolve the dispute in accordance with the terms of this Agreement, and the Accounting Referee’s determination shall be final and binding on the Parties. The Accounting Referee shall resolve the dispute within twenty (20) days after the item has been referred to it. The fees and expenses of the Accounting Referee shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor.
6.12.5    In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes for the Taxable period ending on the Closing Date shall be determined as follows: the portion of such Tax which relates to the portion of the Taxable period ending on the Closing Date shall (a) in the case of any Taxes, other than Taxes based upon or related to income, sales, payroll, receipts, expenditures or franchise Taxes, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period prior to and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income, sales, payroll, receipts, expenditures or franchise Taxes, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant Taxable period ended as of the end of the Closing Date.
6.12.6    The Purchaser shall, upon the request and at the expense of the Sellers’ Representative, cause the Company or any relevant Affiliate of the Company to reasonably cooperate with the Sellers’ Representative in obtaining any Income Tax refund or credit to which the Sellers may be entitled in their respective individual capacities that arose in a taxable period ending on or before the Closing Date (an “Applicable Refund”). For the avoidance of doubt, (i) an Applicable Refund shall include any refund or credit arising under a composite or other similar return filed by the Company or any relevant Affiliate of the Company and joined by one or more Sellers and (ii) this Section 6.12.6 shall impose no obligation upon the Purchaser with respect to any Tax refund or credit to which the Company or any relevant Affiliate of the Company may be entitled in their respective capacities as business entities.
6.13    No Amended Returns or Elections. Except as otherwise required by applicable Law, Purchaser shall not, and shall not cause or permit the Company or any of its Affiliates to, (a) amend any Tax Returns of the Company filed with respect to any Tax year ending on or before the Closing Date or (b) other than a 338(h)(10) Election, make a Tax election that has retroactive effect to any Tax year ending on or before the Closing Date without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).
6.14    Tax Cooperation. The Sellers, the Sellers’ Representative, the Company and the Purchaser shall each cooperate fully, as and to the extent reasonably requested by the other party or parties, in connection with the filing of Tax Returns and any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Furthermore, each party hereto covenants and agrees that it shall give all other parties prompt written notice of any correspondence received from the IRS or any other Tax Authority regarding any potential examination, audit or any other action pertaining to the transactions contemplated herein. The Sellers, the Sellers’ Representative, the Company and the Purchaser each agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
6.15    Transfer Taxes. All transfer, sales, use, stamp, registration documentary, recording or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Purchaser. The Purchaser, the Sellers’ Representative and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. The Purchaser shall prepare and file any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.
6.16    338(h)(10) Election.
6.16.1    At the written election of the Purchaser (which election shall be made not later than ten (10) Business Days after the determination of the Final Net Working Capital Statement and the related final Purchase Price, in accordance with Section 1.4.8 and Section 1.4.9, respectively), the Sellers and the Purchaser shall join in the timely making (or causing to be timely made) of a 338(h)(10) Election with respect to the sale of the Shares. The Purchaser and the Sellers shall prepare and file, or cause to be prepared and filed, all forms or documents as are required by applicable Law for an effective 338(h)(10) Election, including, but not limited to IRS Form 8023, which forms and documents shall be prepared substantially in compliance with the Allocation Schedule (as defined below) and in accordance with the rules set forth therein (the “338(h)(10) Election Forms”). At the Closing, the Sellers will provide to the Purchaser two (2) originally executed IRS Forms 8023 (together with any schedules or attachments thereto) consenting to the making of the 338(h)(10) Election. In the event the Purchaser determines not to make a 338(h)(10) Election, such IRS Forms 8023 received at the Closing shall be destroyed. The Sellers and the Sellers’ Representative shall at all times cooperate with the Purchaser in the making of the 338(h)(10) Election and executing the 338(h)(10) Election Forms.
6.16.2    The Sellers, the Company and the Purchaser shall file all Tax Returns in a manner consistent with the 338(h)(10) Election and will not take any position contrary thereto unless required to do so by applicable Laws. The Sellers shall include any income, gain, loss, deduction, or other Tax items resulting from the 338(h)(10) Election on their Tax Returns to the extent required by applicable Law.
6.16.3    Seller’s only obligations with respect to the 338(h)(10) Election are set forth in this Section 6.16 and Section 6.17. The Sellers make no representation, warranty, guaranty or other undertaking whatsoever as to the amount, if any, available to the Purchaser, the Company or any of their respective Affiliates with respect to a 338(h)(10) Election. For the sake of clarity, (A) notwithstanding any other provision of this Agreement, the Sellers shall have no liability to the Purchaser, the Company or any of their respective Affiliates for any Losses arising in taxable periods ending after the Closing Date that are attributable to a determination that (i) the 338(h)(10) Election is ineffective or invalid, or (ii) the Purchase Price and liabilities of the Company should be allocated or apportioned in a manner that differs from that provided for under Section 6.17 and the Allocation Schedule, and (B) provided, however, clause (A) of this Section 6.16.3 (x) shall not apply with respect to, and shall not limit indemnification for, Losses arising from a breach of any covenant provided in this Agreement by any Seller and (y) shall not apply with respect to, and shall not limit indemnification for, Losses for which indemnification is claimed pursuant to Section 9.4.1.1; provided, however, with respect to this clause (y) the R&W Insurance Policy shall be the exclusive remedy of the Purchaser notwithstanding any other provision of this Agreement.
6.17    Purchase Price Allocation. In connection with a 338(h)(10) Election, Purchaser and the Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items for Income Tax purposes) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting purposes) in accordance with the methodology provided on the allocation schedule attached hereto as Exhibit F (the “Allocation Schedule”). The Purchaser and the Sellers acknowledge and agree that the Allocation Schedule has been prepared in accordance with Code Sections 338 and 1060, as applicable, and the Treasury Regulations promulgated thereunder. Each of the Company, the Sellers and the Purchaser shall file all relevant Tax Returns in a manner that reflects an allocation of the Purchase Price and other items of consideration under the Code and Treasury Regulations promulgated thereunder in accordance with the Allocation Schedule. The Company, the Sellers and the Purchaser agree (i) to prepare and timely file all Tax Returns, including, but not limited to IRS Form 8883, (and all supplements thereto) in a manner consistent with the Allocation Schedule and (ii) in the course of any examination, audit or other Legal Proceeding with respect to any Tax Return or Tax, will take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule for Tax purposes, unless required by applicable Law. The parties will revise the Allocation Schedule in accordance with the principles and methodologies set forth in the Allocation Schedule to the extent necessary to reflect any post-Closing payment or adjustment made pursuant to or in connection with this Agreement. The parties will not otherwise revise the Allocation Schedule for Tax purposes, unless required by applicable Law. If the Sellers’ Representative or the Purchaser becomes aware that the IRS proposes to adjust the allocation of the Purchase Price in a manner inconsistent with the Allocation Schedule, it shall reasonably notify the other party promptly in writing. In accordance with Section 6.14, the Sellers’ Representative and the Purchaser shall reasonably cooperate with one another with a view to sustaining the allocation of the Purchase Price in a manner consistent with the Allocation Schedule; provided, further, in the event of a proposed IRS adjustment to the Allocation Schedule during an audit of the Purchaser or its Affiliates, at the written request of the Sellers’ Representative, the Sellers’ Representative shall provide the Purchaser with additional supporting information for the Allocation Schedule (e.g., a third-party valuation report or appraisal) and the Purchaser shall utilize such additional information and reasonably defend the Allocation Schedule or specific items therein.
6.18    R&W Insurance Policy. At or prior to the Closing, the Purchaser shall pay or cause to be paid, all outstanding costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. The Purchaser shall take all steps as may be reasonably required to cause the R&W Insurance Policy to be issued on a basis consistent with the binder and policy attached hereto as Exhibit D. The Purchaser shall not amend the R&W Insurance Policy without the written consent of the Sellers’ Representative. The provisions of this Section 6.18 are intended to be for the benefit of, and enforceable by, each Seller and such Seller’s estates, heirs and representatives.
6.19    Closing Conditions. Each party hereto shall, and the Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
6.20    Release of Company Released Parties and Purchaser Released Parties. Upon Closing, the Seller Releasing Parties release and discharge, and covenant not to sue, the Company Released Parties and Purchaser Released Parties from any and all claims, actions, causes of actions, sums of money due, attorneys’ fees, suits, debts, covenants, contracts, agreements, promises, demands or liabilities whatsoever, including representative, derivative and class claims, in law or in equity, whether known or unknown, which the Seller Releasing Parties ever had, now has, or might in the future have against the Company Released Parties and Purchaser Released Parties; provided, however, that this Section 6.20 shall not be deemed to release or impair (i) any rights or claims of any party under the terms of this Agreement or any ancillary agreement entered into in connection with this Agreement, or (ii) any right or claims that may arise as a result of an action or event occurring after the Closing (the “Retained Claims”). Other than the Retained Claims, Seller Releasing Parties represent and warrant that they have no actual knowledge of any claims against the Company Released Parties or the Purchaser Released Parties that have not been discharged by the releases and covenants not to sue provided herein. In any action asserting that claims are barred by the release and covenant not to sue of this Section 6.20, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and disbursements in addition to costs of suit.
6.21    Use of Marks. Each Seller agrees that during the Term (as defined in the Intellectual Property License Agreement) and for a period of ten (10) years after termination of the Intellectual Property License Agreement for any reason, such Seller will not use the Dunbar Marks (as defined in the Intellectual Property License Agreement), or license such Dunbar Marks to third parties or allow any infringing uses, for services or products competitive with the Brinks Services (as defined in the Intellectual Property License Agreement).
ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):
7.1.1    the representations and warranties of the Company and the Sellers contained in this Agreement shall be (a) in the case of the Fundamental Representations, true and correct as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (b) in the case of all other representations and warranties, shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the Closing Date, as though made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) except where the failure of any such representation and warranty, to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
7.1.2    the Company and the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed, or complied with, by them at or prior to the Closing;
7.1.3    the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by (a) the chief executive officer and chief financial officer of the Company and (b) the Sellers certifying as to the fulfillment of the conditions specified in Section 7.1.1 and 7.1.2;
7.1.4    no Legal Proceedings commenced by a Governmental Body shall be pending or threatened in writing (which remains outstanding and unresolved) against the Sellers, the Company or the Purchaser seeking to restrain, enjoin, or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;
7.1.5    except as contemplated by Section 7.1.6, no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby or shall reasonably be likely to have the effect of making the consummation of the transactions contemplated hereby illegal; and
7.1.6    the waiting periods (including any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and all other material consents, approvals, Orders or authorizations of, or registration, declaration or filing with, any Governmental Body legally required to be obtained or made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been obtained or made; and
7.1.7    The Sellers shall have delivered the items required pursuant to Section 8.1.
7.2    Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers’ Representative in whole or in part to the extent permitted by applicable Law):
7.2.1    the Purchaser’s representations and warranties contained in this Agreement or in the Purchaser Documents to which the Purchaser is a party or in any certificate or other document delivered to the Sellers pursuant hereto or thereto that are qualified as to materiality, shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);
7.2.2    the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed, or complied with, by the Purchaser at or prior to the Closing;
7.2.3    the Sellers’ Representative shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the chief executive officer and chief financial officer of the Purchaser certifying as to the fulfillment of the conditions specified in Section 7.2.1 and 7.2.2;
7.2.4    no Legal Proceedings commenced by a Governmental Body shall be pending or threatened in writing against the Sellers, the Company or the Purchaser seeking to restrain, enjoin, or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;
7.2.5    no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby or shall reasonably be likely to have the effect of making the consummation of the transactions contemplated hereby illegal;
7.2.6    the waiting periods (including any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and all other material consents, approvals, Orders or authorizations of, or registration, declaration or filing with, any Governmental Body legally required to be obtained or made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been obtained or made; and
7.2.7    the Purchaser shall have bound the R&W Insurance Policy and provided a copy thereof to the Sellers’ Representative, satisfied all then-due subjectivities and such policy shall be in full force and effect.
7.3    Frustration of Closing Conditions. None of the Company, the Purchaser, or the Sellers may rely on the failure of any condition set forth in Section 7.1 or 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, as required hereby.
ARTICLE VIII

CLOSING DELIVERABLES
8.1    Closing Deliverables of the Sellers. At the Closing, the Company and the Sellers’ Representative shall deliver, or cause to be delivered, to the Purchaser the following:
8.1.1    stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;
8.1.2    written resignations of each of the officers and directors of the Company;
8.1.3    IRS Form W-9 and duly executed affidavits of non-foreign status that complies with Section 1445 of the Code for each Seller;
8.1.4    two (2) originally executed IRS Forms 8023 (together with any schedules or attachments thereto) consenting to the making of the 338(h)(10) Election.
8.1.5    certificates of good standing with respect to the Company issued by the Maryland State Department of Assessments and Taxation dated within ten (10) days of the Closing Date;
8.1.6    a certificate of the Secretary of the Company certifying that attached thereto are true and complete copies of the Company Governing Documents;
8.1.7    copies of the resolutions or written consent duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, certified by the secretary of the Company;
8.1.8    the certificates referred to in Section 7.1.3;
8.1.9    a payoff letter from each bank or other creditor in connection with the Debt Amount, each in form and substance satisfactory to the Purchaser and providing authorization of the Purchaser to file UCC termination statements if needed to evidence the release of any Liens in connection with such payoff;
8.1.10    evidence of the Company’s assignment and transfer of all rights to the name “Dunbar” to Dunbar Security Products, Inc.;
8.1.11    the Intellectual Property License Agreement, duly executed by the Company and Dunbar Security Products, Inc.;
8.1.12    the Commercial Lease Agreements, duly executed by the Company and the applicable lessor as set forth therein;
8.1.13    the Non-Compete and Non-Solicitation Agreement, duly executed by Kevin R. Dunbar;
8.1.14    evidence of assignment and transfer of all rights in and to the Excluded Assets to the Sellers’ Representative; and
8.1.15    such other documents customary for transactions of the type contemplated hereby as the Purchaser shall reasonably request.
8.2    Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers’ Representative the following:
8.2.1    evidence of payment of the Initial Purchase Price by wire transfers of immediately available funds and otherwise in accordance with Section 1.3;
8.2.2    the certificates referred to in Section 7.2.3;
8.2.3    copies of the resolutions or written consent duly adopted by the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, certified by the secretary of the Purchaser;
8.2.4    the Intellectual Property License Agreement, duly executed by the Purchaser;
8.2.5    the Commercial Lease Agreements, duly executed by the Purchaser;
8.2.6    the Non-Compete and Non-Solicitation Agreement, duly executed by the Purchaser;
8.2.7    the Commercial Supply Agreement, duly executed by the Purchaser;
8.2.8    a copy of the issued R&W Insurance Policy; and
8.2.9    such other documents customary for transactions of the type contemplated hereby as the Sellers’ Representative shall reasonably request.
ARTICLE IX

POST-CLOSING INDEMNIFICATION; LIMITATIONS ON RECOVERY
9.1    Exclusive Remedy. Other than in the case of (a) Claims based on Fraud or (b) matters subject to the resolution process set forth in Section 1.4 or Section 1.5 hereof, from and after the Closing, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any breaches of any representation, warranty, covenant, agreement or other matter contained in this Agreement; provided that nothing herein shall prevent a party from seeking or obtaining an injunction or other equitable remedy, including in accordance with Section 10.4 hereof. Notwithstanding anything to the contrary contained herein, no limitations (including the limitation set forth in this Article IX), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Purchaser to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.
9.2    Sources of Recovery. Notwithstanding any provision in this Agreement to the contrary, other than in the case of Fraud, the sole and exclusive remedy of each Purchaser Indemnified Party in respect of any Claim arising under Sections 9.4.1.1, 9.4.1.4 and 9.4.2.1 shall be a claim for recovery pursuant to the terms of the R&W Insurance Policy, and the Purchaser hereby waives on behalf of itself and each Purchaser Indemnified Party any and all rights and remedies against the Sellers under this Article IX; provided, however:
9.2.1    with respect to any Losses resulting or arising from a breach of Section 3.9 (Taxes) such Purchaser Indemnified Party shall be entitled to bring a Claim under the provisions of Section 9.4.1.1 and seek to recover directly from the Sellers in an aggregate amount not to exceed the Indemnity Cap less the amount of such Losses recovered pursuant to the R&W Insurance Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.5.6 hereof, but if and only to the extent that (i) recovery under the R&W Insurance Policy is not available following a claim being made under the R&W Insurance Policy or exhaustion of the policy limits under the R&W Insurance Policy, (ii) such Claim does not relate to any Loss arising in a taxable period ending after the Closing Date solely attributable to any invalidity or ineffectiveness of the 338(h)(10) Election, and (iii) such Claim is brought within the applicable survival period set forth in Section 9.10;
9.2.2    with respect to any Losses resulting or arising from a breach of any Fundamental Representation, such Purchaser Indemnified Party shall be entitled to bring a Claim under the provisions of Sections 9.4.1.1 and/or 9.4.2.1 and seek to recover directly from the Sellers in an aggregate amount not to exceed the Purchase Price less the amount of such Losses recovered pursuant to the R&W Insurance Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.5.6 hereof, but if and only to the extent that recovery under the R&W Insurance Policy is not available following a claim being made under the R&W Insurance Policy or exhaustion of the policy limits under the R&W Insurance Policy;
9.2.3    with respect to any Losses resulting or arising from any Claim arising under Sections 9.4.1.1 or 9.4.2.1 (other than any Losses, directly or indirectly, arising from, based upon, attributable to, in connection with or related to any Excluded Matter for which there shall be no recovery by any Purchaser Indemnified Party against any Seller and for which the Purchaser hereby waives on behalf of itself and each Purchaser Indemnified Party any and all rights and remedies against the Sellers hereunder), such Purchaser Indemnified Party shall be entitled to bring a Claim under the provisions of Sections 9.4.1.1 or 9.4.2.1 and to seek recovery directly from the Sellers in an aggregate amount not to exceed the Indemnity Cap (other than claims arising out of a breach of any Fundamental Representation for which the aggregate amount will not exceed the Purchase Price), but if and only to the extent (a) such Claim arises out of an Interim Breach, and (b) (i) recovery under the R&W Insurance Policy is not available following a claim being made under the R&W Insurance Policy or exhaustion of the policy limits under the R&W Insurance Policy, and (ii) such Claim is brought within the applicable survival period set forth in Section 9.10; and
9.2.4    further provided, however, the Sellers shall have no Liability under Section 9.4.1.1 or 9.4.2.1 (other than those arising out of a breach of the Fundamental Representations) unless and until the aggregate amount of Losses that the Purchaser Indemnified Parties are entitled to indemnification from the Sellers exceeds $2,598,750, (the “Basket”) and, in such event, (i) the Sellers shall be liable only for the amount of such Losses in excess of the Basket up to the amounts set forth in Sections 9.2.1, 9.2.2 and 9.2.3, and (ii) the Sellers’ Representative will reimburse the Purchaser Indemnified Parties for any amount of the Deductible, as applicable, in excess of the Basket (other than with respect to Claims under the R&W Insurance Policy relating to breaches of the Fundamental Representations, which the Sellers’ Representative will reimburse the Purchaser Indemnified Parties for one hundred percent (100%) of the Deductible).
9.3    Limitation of Losses. In no event shall the Sellers be liable for any Losses resulting from a breach of a representation or warranty under Sections 9.4.1.1 or 9.4.2.1 if any Deal Team Members (as defined the R&W Insurance Policy) had Actual Knowledge (as defined in the R&W Policy) of the breach prior to the date of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the aggregate Liability of the Sellers for any and all Losses under this Agreement shall not exceed an amount equal to the Purchase Price less the amount of such Losses recovered pursuant to the R&W Insurance Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.5.6 hereof.
9.4    Post-Closing Indemnification.
9.4.1    Subject to the limitations and procedures set forth in this Article IX, from and after the Closing, the Sellers hereby agree, jointly and severally, to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:
9.4.1.1    any and all losses, liabilities, obligations, damages, claims of any kind, costs, interest, Taxes, fees and Expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from a breach or inaccuracy of any representation or warranty of the Company set forth in Article III, or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement;
9.4.1.2    any and all Losses arising out of, based upon, attributable to or resulting from the breach of any covenant by, or on the behalf of, the Company under this Agreement;
9.4.1.3    the Debt Amount and any Transaction Expenses, in each case to the extent not paid in full at Closing;
9.4.1.4    any and all Taxes arising out of, based upon, attributable to or resulting from Pre-Closing Tax Periods; and
9.4.1.5    any and all Losses arising out of, based upon, attributable to or resulting from the Hernandez Litigation to the extent that such Losses are not recovered pursuant to an applicable Company insurance policy.
9.4.2    Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller hereby agrees, severally and not jointly, to indemnify and hold the Purchaser Indemnified Parties harmless from and against:
9.4.2.1    any and all Losses arising out of, based upon, attributable to or resulting from a breach or inaccuracy of any representation or warranty of such Seller set forth in Article IV, or any representation or warranty contained in any certificate delivered by or on behalf of such Seller pursuant to this Agreement; and
9.4.2.2    any and all Losses arising out of, based upon, attributable to or resulting from the breach of any covenant by, or on the behalf of, the Sellers under this Agreement required to be performed on or prior to the Closing.
9.4.3    Subject to the limitations and procedures set forth in this Article IX, from and after the Closing, the Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:
9.4.3.1    any and all Losses arising out of, based upon, attributable to, or resulting from a breach or inaccuracy of any representation or warranty of the Purchaser set forth in Article V, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement;
9.4.3.2    any and all Losses arising out of, based upon, attributable to, or resulting from the breach of any covenant or other agreement by, or on behalf of, the Purchaser under this Agreement.
9.5    Indemnification Procedures.
9.5.1    In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person or Losses suffered by a Purchaser Indemnified Party or by a Seller Indemnified Party (any of the forgoing, a “Claim”), in respect of which payment may be sought under Section 9.4 (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. If the indemnifying party disputes its Liability with respect to such Claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as provided in Section 10.6. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, that the indemnifying party will not be entitled to assume the defense, negotiation, settlement or otherwise deal with any Claim if (a) the Claim primarily relates to any criminal act or Taxes, (b) the Claim seeks an injunction or equity relief against the indemnified party or the Company as the primary element of such Claim, or (c) upon petition by the indemnified party, an applicable court rules that the indemnifying party failed or is failing to vigorously defend or prosecute such Claim; provided, further, that the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnified party unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the indemnified party or the Company or require any indemnified party or the Company to admit fault, in which case no consent will be required. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) Business Days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (a) so requested by the indemnifying party to participate or (b) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.
9.5.2    After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
9.5.3    The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure.
9.5.4    For the purposes of calculating Losses pursuant to this Article IX, the amount of any Losses for which indemnification is provided shall not be duplicative of any matter addressed in the Final Net Working Capital Statement.
9.5.5    In the event that any Claim asserted hereunder is, or may be, the subject of the R&W Insurance Policy, the Purchaser agrees to promptly notify the applicable insurance carrier of any such Claim or Loss. The Purchaser further agrees to pursue such Claims diligently and to reasonably cooperate with the insurance carrier under the R&W Insurance Policy with respect to such Claims. Purchaser shall use its commercially reasonable and good faith efforts to seek recoveries under the R&W Insurance Policy.
9.5.6    The amount of any Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds of any kind (including the R&W Insurance Policy) or other recoveries (net of direct collection expenses and premium increases) actually received by Purchaser (or its Affiliates) or the Company on account of such Loss (including amounts receivable from any third party for indemnification or contribution); provided, however, that Purchaser shall have no obligation to make any claims against any insurance policies (other than the R&W Insurance Policy) or third party indemnification or contribution agreements with respect to any such Losses. In the event that an insurance recovery is made by Purchaser (or its Affiliates) or the Company with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses and premium increases) shall be remitted promptly to Sellers’ Representative, on behalf of the Sellers.
9.6    R&W Insurance Policy Deductible. The Sellers and the Purchaser acknowledge and agree that the R&W Insurance Policy contains a deductible or retention equal to $5,197,500 (the “Deductible”).
9.7    Materiality. For purposes of this Article IX other than with respect to Interim Breaches (including the determination of whether there has been any breach or inaccuracy in the representation or warranty and the determination of the amount of any Loss that is subject to indemnification), each representation and warranty in this Agreement shall be read without regard to, and without giving effect to, the term “material” or “Material Adverse Effect” or “in all material respects” or other similar qualification contained in, or otherwise applicable to, such representation or warranty.
9.8    WAIVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SOLELY WITH RESPECT TO INTERIM BREACHES, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO (ON BEHALF OF THEMSELVES AND EACH OF THE INDEMNIFIED PERSONS) ANY RIGHT TO RECOVER CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, IN EACH CASE IN ANY ARBITRATION, LAWSUIT, LITIGATION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER OR NOT THE POSSIBILITY OF SUCH HAS BEEN DISCLOSED IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN, EXCEPT TO THE EXTENT SUCH DAMAGES ARE AWARDED IN A FINAL JUDGEMENT TO A PARTY OTHER THAN ANY PURCHASER INDEMNIFIED PARTY OR THEIR RESPECTIVE AFFILIATES.
9.9    Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign Income Tax purposes, unless otherwise required by Law.
9.10    Survival. The representations and warranties contained in this Agreement and in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, and shall terminate and expire on the date that is eighteen (18) months after the Closing Date; provided, that (a) the representations in Section 3.16 (Employee Benefit Plans) and Section 3.22 (Environmental Matters) shall terminate and expire on the sixth (6th) anniversary of the Closing Date, (b) the representations in Section 3.9 (Taxes) shall terminate and expire upon the date of termination of the applicable statute of limitations plus one (1) year, and (c) each of the Fundamental Representations shall survive indefinitely. The covenants and obligations contained herein will remain operative and in full force and effect until the expiration of the applicable statute of limitations following the date performance of such covenant was required, except as any such covenant may be limited in duration by the express terms thereof. Notwithstanding any provision of this Agreement to the contrary, the date or dates specified in the R&W Insurance Policy with respect to the time periods, including the time periods within which to make claims and/or regarding which any Purchaser Indemnified Party may obtain recoveries under such policy, shall govern such claims and/or recoveries under the R&W Insurance Policy, and shall not extend or otherwise change the foregoing survival periods or be limited thereby.
ARTICLE X

MISCELLANEOUS
10.1    Certain Definitions.
10.1.1    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
“338(h)(10) Election” shall have the meaning set forth in the Recitals.
“338(h)(10) Election Forms” shall have the meaning ascribed to such term in Section 6.16.1.
“Accounting Principles” shall have the meaning ascribed to such term in Section 1.4.1.
“Accounting Referee” shall have the meaning ascribed to such term in Section 1.4.6.
“Acquisition Transaction” shall have the meaning ascribed to such term in Section 6.6.1.
“Administrative Report” shall have the meaning ascribed to such term in Section 1.5.1.
“Administrative Report Date” shall have the meaning ascribed to such term in Section 1.5.1.
“Affiliate” means, with respect to any Person (a), any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; (b) any other Person that beneficially owns at least 10% of the outstanding equity interests of such Person; or (c) any parent, child, sibling or spouse of such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.
“Affordable Care Act” shall have the meaning ascribed to such term in Section 3.16.12.
“Allocation Schedule” shall have the meaning ascribed to such term in Section 6.17.
“Anti-Corruption or Anti-Bribery Law” means, collectively (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) any other applicable U.S. or non-U.S. anti-corruption or anti-bribery Law; and (c) any rules, regulations or directives related to any of the foregoing.
“Antitrust Laws” shall have the meaning ascribed to such term in Section 6.4.3.
“Applicable Benefit Laws” shall have the meaning ascribed to such term in Section 3.16.2.
“Applicable Refund” shall have the meaning ascribed to such term in Section 6.12.6.
“ATM Inventory” shall have the meaning ascribed to such term in Section 1.5.3.
“ATM Inventory Completion” shall have the meaning ascribed to such term in Section 1.5.3.
“ATM Inventory Holdback” shall mean $500,000.
“ATM Report” shall have the meaning ascribed to such term in Section 1.5.3.
“Audited Financial Statements” shall have the meaning ascribed to such term in Section 3.5.
“Balance Sheet” shall have the meaning ascribed to such term in Section 3.5.
“Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.5.
“Basket” shall have the meaning ascribed to such term in Section 9.2.4.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Business Intellectual Property” means all Intellectual Property used in the conduct of the business of the Company as currently conducted and planned to be conducted.
“Business IT Systems” shall have the meaning ascribed to such term in Section 3.14.7.
“Claim” shall have the meaning ascribed to such term in Section 9.5.1.
“Closing” shall have the meaning ascribed to such term in Section 2.1.
“Closing Date” shall have the meaning ascribed to such term in Section 2.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commercial Lease Agreements” shall mean the certain Commercial Lease Agreements attached hereto as Exhibit E.
“Commercial Supply Agreement” means the Commercial Supply Agreement by and between the Purchaser and the Company’s Affiliate, Dunbar Security Products, Inc., for the continuing supply of cash/coin bags with not less than a three (3) year term at the lower of current or market-based pricing in a form to be reasonably agreed to by the parties thereto prior to Closing.
“Company” shall have the meaning ascribed to such term in the first paragraph of this Agreement; provided, however, for purposes of the representations and warranties in Article III, where appropriate references to the “Company” shall include all current and prior subsidiaries of the Company to the extent relevant.
“Company Benefit Plan” shall have the meaning ascribed to such term in Section 3.16.1.
“Company Documents” shall have the meaning ascribed to such term in Section  3.2.
“Company Governing Documents” shall have the meaning ascribed to such term in Section 3.1.
“Company Released Parties” means the Company, and all of its Affiliates, together with their current and former respective officers, directors, shareholders and employees, agents, successors, assigns, attorneys, and all other related entities.

“Confidentiality Agreement” means that certain non-disclosure agreement dated November 17, 2017, by and among the Company and the Purchaser.
“Continuing Employees” means the employees of the Company immediately prior to the Closing who remain employees of the Company immediately following the Closing.
“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, indenture, instrument, lease, commitment or other arrangement or agreement.
“Customers’ Valuables” shall have the meaning ascribed to such term in Section 1.5.1.
“Debt Amount” means the aggregate amount of Indebtedness of the Company that is required by the terms thereof to be repaid at the Closing (other than (i) letters of credit or similar facilities that have not been drawn upon, which shall be replaced by the Purchaser, (ii) liabilities associated with the Deferred Compensation Plan, and (iii) equipment leases with purchase money security interests set forth on Schedule 1.3.1(a)), including as set forth on Schedule 1.3.1(b).
“Deductible” shall have the meaning ascribed to such term in Section 9.6.
“Deferred Compensation Plan” shall have the meaning ascribed to such term in Section 6.11.3.
“Disclosure Schedules” means the Schedules attached to this Agreement and referenced in the representations and warranties of the Company, the Sellers or the Purchaser, as the case may be.
“Draft Net Working Capital Statement” shall have the meaning ascribed to such term in Section 1.4.3.
“Effective Time” means, 11:59 p.m., Baltimore, Maryland time, on the Closing Date.
“Employee” shall have the meaning ascribed to such term in Section 3.17.3.
“End Date” shall have the meaning ascribed to such term in Section 2.2.1.
“Environmental Law” means any Law, Permit or other legal requirement in any way relating to pollution, human health and safety (including the health and safety of workers to the extent that the U.S. Occupational Health and Safety Act of 1970 (29 U.S.C. §§ 651 et seq.) and any state counterparts regulates Hazardous Materials, the protection of the environment or natural resources, or the generation, use, handling, processing, treatment, storage, transportation, disposal, emissions, discharges, releases or threatened emissions, discharges, releases of Hazardous Materials in effect on or prior to the Closing Date, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), as each has been amended, and the regulations promulgated pursuant thereto.
“Environmental Permits” shall have the meaning ascribed to such term in Section  3.22.2.
“ERISA” shall have the meaning ascribed to such term in Section 3.16.1.
“ERISA Affiliate” shall have the meaning ascribed to such term in Section 3.16.3.
“Estimated ATM Inventory Shortfall” shall have the meaning ascribed to such term in Section 1.5.4.
“Estimated Closing Statement” shall have the meaning ascribed to such term in Section 1.4.2.
“Estimated Working Capital” shall have the meaning ascribed to such term in Section 1.4.2.
“Estimated Vault Inventory Shortfall” shall have the meaning ascribed to such term in Section 1.5.2.
“Excluded Assets” means those assets (and associated liabilities, if any) of the Company as set forth in Schedule 1.7.
“Excluded Matter” means any adverse effect, change, or event, directly arising from or related to any adverse change in or effect on the business of the Company (a) that is cured before the Closing or (b) directly related to the announcement, pendency or completion of the transactions contemplated by this Agreement (including, but not limited to, any action required by any Governmental Entity in order to consummate, or as a condition to consummating, the transactions contemplated by this Agreement).
“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements.
“FCPA” shall have the meaning ascribed to such term in Section 3.19.3.
“Final Net Working Capital Statement” shall have the meaning ascribed to such term in Section 1.4.8.
“Financial Statements” shall have the meaning ascribed to such term in Section 3.5.
“Firm” shall have the meaning ascribed to such term in Section 10.16.
“FLSA” shall have the meaning ascribed to such term in Section 3.17.2.
“Fraud” means, actual fraud as determined under the laws of the State of Maryland.
“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization of Agreement), 3.3 (Capitalization), Section 4.1 (Authorization of Agreement) and Section 4.2 (Ownership and Transfer of Shares).
“GAAP” means generally accepted United States accounting principles as of the date hereof.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, national, international, multinational, supranational, or foreign, or any agency, commission, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Material” means any chemical, substance, element, compound, material or waste that (a) is regulated, classified, defined or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” or “toxic pollutant” or words of similar meaning or effect; or (b) may give rise to Liability under any Environmental Law, including petroleum hydrocarbons, petroleum products, petroleum constituents and their by-products, asbestos, polychlorinated biphenyls, radon, mold, lead-based paint, radio-active materials and urea formaldehyde insulation.
“Hernandez Litigation” means the complaint filed by Paul Hernandez against the Company on behalf of himself and similarly aggrieved employees on April 20, 2018 in the Superior Court of the State of California in and for the County of San Diego.
“HSR Act” shall have the meaning ascribed to such term in Section 3.4.2.
“Income Tax” means any U.S. federal Taxes imposed under Subtitle A of the Code and any state, local or foreign Taxes imposed on or measured by net income.
“Income Tax Return” means any Tax Return with respect to an Income Tax.
“Indebtedness” means all obligations or other liabilities of the Company for: (a) indebtedness for borrowed money, (b) other indebtedness evidenced by credit agreements, notes, bonds, indentures, securities, debentures or similar debt instruments, (c) reimbursements, payments or similar obligations in respect of banker’s acceptances, surety bonds, interest rate protection agreements, swap agreements, hedge agreements, foreign exchange contracts or similar agreements; (d) capital lease obligations; (e) the deferred purchase price of property, equipment or services (other than accounts payable or accrued expenses in the ordinary course of business); (f) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (g) reimbursements, payments or similar obligations, contingent or otherwise, letters of credit or similar facilities; (h) quasi-debt items such as off balance sheet financing arrangements, syndicated leases or other off balance sheet liabilities owed to third parties, the purpose or effect of which is to defer, reduce or otherwise avoid or adjust the recording of debt expenses; (i) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which the Company’s property is subject to any Lien (even though the other Persons may not have assumed or become liable for the payment of such indebtedness) other than Permitted Exceptions; and (j) any unpaid interest, premiums, prepayment penalties or other penalties, exit fees, other fees and expenses, and any other amounts owing that are required to be paid by the Company in respect of indebtedness described in clauses (a) through (j) above.
“Indemnitees” shall have the meaning ascribed to such term in Section 6.7.2.
“Indemnity Cap” shall mean an amount equal to $51,750,000.
“Initial Purchase Price” shall have the meaning ascribed to such term in Section 1.2.
“Intellectual Property” means any of the following: (a) patents and patent applications and any divisions, continuations, continuations-in-part, extensions, reexaminations, and reissues of any patents or patent applications; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, and other source identifiers, and registrations and applications for registration thereof; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; (d) confidential and proprietary information, including trade secrets, know-how, and inventions; (e) intellectual property rights in Software; and (f) all other intellectual property rights of every kind and nature, including moral rights and rights of publicity, privacy, and endorsement.
“Intellectual Property License Agreement” shall have the meaning ascribed to such term in Section 6.9.
“Interim Breach” shall have the meaning set forth in the R&W Policy.
“Interim Transaction” shall have the meaning ascribed to such term in Section 6.6.2.
“IRS” shall have the meaning ascribed to such term in Section 3.16.2.
The term “knowledge” with respect to the Company means the knowledge after due inquiry of Kevin R. Dunbar, Juergen Laue, Thomas Dolan, Tom Mathias, Donna Becraft and Richard Gruszecki.
“Law” means any federal, state, local, foreign, multinational, international, or supranational law (including common law), treaty, statute, code, ordinance, Order, rule, regulation or other requirement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), complaints, charges, audits, investigations, arbitrations, grievances, claims or governmental proceedings.
“Liabilities” means all Indebtedness, obligations or liabilities of any kind (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, dispatched or undispatched, joint or several, vested or unvested, executory, determined, determinable or otherwise, fixed, liquidated, unliquidated or otherwise, or whether due or to become due, and regardless of when asserted).
“Licensed Intellectual Property” means Intellectual Property licensed to the Company that is material to the business of the Company as currently conducted.
“Lien” means any lien, license, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever (but not including restrictions on transfer of the Shares imposed by federal and state securities Laws).
“Losses” shall have the meaning ascribed to such term in Section 9.4.1.1.
“Material Adverse Effect” shall mean a material and adverse effect on or material and adverse change in the (a) assets, properties, financial condition, operations and business of the Company, taken as a whole or (b) the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that any adverse effect, change, or event arising from or related to any one or more of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company operates; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in accounting standards, including interpretations thereof by accounting governing boards; (v) changes in any laws, rules, regulations, Orders, or other binding directives issued by any Governmental Entity relating to the business of the Company, including changes thereof by courts or other Governmental Body; (vi) any adverse change in or effect on the business of the Company that is cured before the Closing; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (including but not limited to any action required by any Governmental Entity in order to consummate, or as a condition to consummating, the transactions contemplated by this Agreement or any delay in the Closing or consummation of the transactions contemplated by this Agreement). In addition, without intending to limit the scope of the representations and warranties made in Article III hereof, the preparation, existence, or provision to the Purchaser of any budgets, forecasts, forward looking statements or estimates of revenue or earnings shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur, provided that any changes, effects, events, developments, facts, conditions, circumstances or occurrences underlying any deviations from the above may be so taken into account. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
“Material Contracts” shall have the meaning ascribed to such term in Section 3.15.
“Material Customers” shall have the meaning ascribed to such term in Section 3.21.
“Material Suppliers” shall have the meaning ascribed to such term in Section 3.21.
“Net Working Capital” shall have the meaning ascribed to such term in Section 1.4.1.
“Non-Compete and Non-Solicitation Agreement” shall mean that certain Non-Compete and Non-Solicitation Agreement attached hereto as Exhibit B.
“Nonqualified Plan” shall have the meaning ascribed to such term in Section 3.16.13.
“OFAC” shall have the meaning ascribed to such term in Section 3.19.5.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
“Ordinary Course of Business” means the ordinary and usual course of day to day operations of the business of the Company as conducted prior to the Closing consistent with past custom and practice.
“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates and in each case, any applications therefor.
“Permitted Exceptions” means (a) statutory liens for Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being-contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor on the Balance Sheet in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that, individually or in the aggregate, are not material to the business, operations and financial condition of the property so encumbered or the Company; (c) zoning, entitlement and other land use and environmental regulations by any Governmental Body; provided that such regulations have not been violated; (d) liens securing Indebtedness as disclosed in the Financial Statements; (e) title of a lessor under a capital or operating lease; (f) such other imperfections in title, charges, easements, restrictions and encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present or continued use of any Company property subject thereto or affected thereby; (g) non-exclusive licenses to Intellectual Property granted by the Company to customers in the Ordinary Course of Business; and (h) purchase money security interests incurred in the Ordinary Course of Business.
“Person” means any individual, corporation, partnership, film, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Physical ATM Inventory Count” shall have the meaning ascribed to such term in Section 1.5.3.
“Physical Vault Inventory Count” shall have the meaning ascribed to such term in Section 1.5.1.
“PPACA” shall have the meaning ascribed to such term in Section 3.16.12.
“Pre-Closing Claims” shall have the meaning ascribed to such term in Section 6.7.2.
“Purchase Price” shall have the meaning ascribed to such term in Section 1.2.
“Purchaser” shall have the meaning ascribed to such term in the first paragraph of this Agreement.
“Purchaser Documents” shall have the meaning ascribed to such term in Section 5.2.
“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 9.4.1.
“Purchaser Prepared Returns” shall have the meaning ascribed to such term in Section 6.12.
“Purchaser Released Parties” means the Purchaser, and all of its Affiliates, together with their respective officers, directors, shareholders and employees, agents, successors, assigns, attorneys, and all other related entities.

“R&W Insurance Policy” means the representation and warranty insurance policies bound as of the date hereof, a draft of such policy being attached hereto as Exhibit D.
“Real Property Lease” shall have the meaning ascribed to such term in Section 3.10.
“Representatives” of a Person shall mean the directors, officers, employees, agents and representatives (including, without limitation, financial and legal advisors and accountants) of such Person.
“Restricted Nations” shall have the meaning ascribed to such term in Section 3.19.5.
“Reverse Termination Fee” shall have the meaning ascribed to such term in Section 2.5.
“Reverse Termination Fee Expenses” shall have the meaning ascribed to such term in Section 2.5.
“Sanctioned Person” means any Person or entity listed on (a) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Office of Foreign Assets Control; (b) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; (c) the European Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions”; or (d) any comparable list established or maintained by a Governmental Body having jurisdiction over the Company.
“Securities Act” shall have the meaning ascribed to such term in Section 5.5.
“Seller Documents” shall have the meaning ascribed to such term in Section 4.1.
“Seller Group” shall have the meaning ascribed to such term in Section 10.16.
“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 9.4.3.
“Seller Prepared Returns” shall have the meaning ascribed to such term in Section 6.12.
“Seller Releasing Parties” means the Sellers, and all of their respective trusts, heirs, executors, administrators, personal representatives, beneficiaries, distributees, successors and assigns.

“Sellers” shall have the meaning ascribed to such term in the first paragraph of this Agreement.
“Sellers’ Representative” shall have the meaning ascribed to such term in the first paragraph of this Agreement.
“Shares” shall have the meaning ascribed to such term in the recitals of this Agreement.
“Software” means, in any form or medium, any and all (a) software (including any and all (i) software implementations of algorithms, models, and methodologies, and (ii) programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL), whether in source code, object code, or other form; (b) data, databases, and collections or compilations of data; and (c) all information, documentation and manuals related to any of the foregoing.
“Tail Policy” shall have the meaning ascribed to such term in Section 6.7.2.
“Target Working Capital” shall have the meaning ascribed to such term in Section 1.4.1.
“Taxes” (and, with correlative meaning, “Tax” and “Taxable”) means (a) all United States federal, state, local and non-United States taxes, duties, charges, fees, imposts, levies or other assessments, including, without limitation, all income, escheat, gross receipts, environmental, alternative minimum, add-on minimum, utility, windfall profits, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social contribution, unemployment, disability, workers’ compensation, excise, severance, stamp, occupation, real property, personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) any contractual or transferee liability or Liability under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law) in respect of any items described in clauses (a) and/or (b).
“Tax Assumptions” means those assumptions set forth on Exhibit G.
“Tax Authority” means any Governmental Body responsible for the imposition of any Tax.
“Tax Return” means all returns, declarations, reports, estimates, claim for refund, election, information returns and statements filed or required to be filed in respect of any Taxes, including any schedule, attachment, or amendment thereto.
“Transaction Expenses” shall mean the following fees and expenses incurred by the Company or the Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and related agreements, and the performance and consummation of the transactions contemplated hereby and thereby that remain unpaid as of the Closing: (a) all investment banking, legal, accounting and other professional fees, costs and expenses incurred on or before the Closing Date and payable by the Company or the Sellers, (b) any amounts payable by the Company or any Seller to any third party in connection with obtaining any consent, notice, approval or Lien release required to be obtained by the Company or any Seller in connection with the consummation of the transactions contemplated herein, (c) the Tail Policy premium, and (d) any amounts payable to any current or former employee of the Company or any other Person resulting from or arising out of the consummation of the transactions that are the subject of this Agreement (such as change of control, success or similar bonus payments) (the “Transaction Payments”); and any related employment or other Taxes imposed upon the Company with respect thereto, but not including, for the avoidance of doubt, any liability associated with the Deferred Compensation Plan or any severance payable under the items listed on Schedule 3.16.7 as a result of the Purchaser causing an employee to be terminated at Closing.
“Transfer Taxes” shall have the meaning ascribed to such term in Section 6.15.
“Unaudited Financial Statements” shall have the meaning ascribed to such term in Section 3.5.
“Vault Inventory” shall have the meaning ascribed to such term in Section 1.5.1.
“Vault Inventory Completion” shall have the meaning ascribed to such term in Section 1.5.1.
“WARN Act” shall have the meaning ascribed to such term in Section 3.17.1.
10.2    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
10.2.1.1    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
10.2.1.2    Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
10.2.1.3    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter set forth in any section of a Schedule shall be deemed to be referred to and incorporated in all other sections of the Schedules to which such matter’s application or relevance to a representation or warranty in any other section of this Agreement is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
10.2.1.4    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
10.2.1.5    Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
10.2.1.6    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
10.2.1.7    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
10.2.1.8    Made Available. The phrase “made available to the Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the virtual data room hosted by Bengur Bryan & Co., Inc. and maintained by the Company or its Representatives more than three (3) Business Days prior to the date hereof.
10.2.2    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
10.3    Expenses. Except as otherwise provided in this Agreement or agreed upon by the parties, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that the Company may bear pre-Closing costs and expenses of the Sellers and any such amounts shall be paid in full by the Company pre-Closing (with any Transaction Expenses to be paid at Closing out of the Initial Purchase Price).
10.4    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law (and for which monetary damages would be insufficient to fully compensate the parties hereto) in the event that any of the provisions of this Agreement were not performed (including any failure to take such actions as are required of any party in this Agreement in order to proceed with Closing or to allow it to occur) in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (including a preliminary injunction) to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which a party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Maryland, or in the event that such Federal courts lack subject matter jurisdiction, any state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any Federal court located in the State of Maryland, or in the event that such Federal courts lack subject matter jurisdiction, any state court located in the State of Maryland. Each party hereto acknowledges and agrees that the rights available under this Section 10.4 are an integral part of this Agreement and without such rights, none of the parties hereto would have entered into this Agreement. If any party to this Agreement seeks an injunction or other Order to (i) prevent breaches or threatened breaches of this Agreement and/or (ii) require specific performance of the terms and provisions of this Agreement, such party will not be required to provide any bond or other security in connection with such injunction or interim relief in excess of USD $1,000.00, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security in excess of that amount. Nothing set forth in this Section 10.4 shall require any party to this Agreement to institute any Legal Proceeding for an injunction, specific performance or any other equitable remedy under this Section 10.4 prior or as a condition to exercising any other right or remedy under this Agreement or applicable Law.
10.5    Further Assurances. The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.
10.6    Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the any Federal court located in the State of Maryland, or in the event that such Federal courts lack subject matter jurisdiction, any state court located in the State of Maryland over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action Legal Proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
10.7    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof or thereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof or thereof (other than the Confidentiality Agreement except when in conflict with the terms of this Agreement). This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Company, the Sellers’ Representative and the Purchaser. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.
10.9    Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10    Notices. Except as otherwise provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when transmitted via electronic mail, with confirmation of delivery (electronic or otherwise), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto in accordance with this Section 10.10:

If to any Seller, to:

Sellers’ Representative
50 Schilling Road
Hunt Valley, Maryland 21031
Attention: Kevin R. Dunbar

With a copy to:

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Stephen Owen and Howard S. Schwartz

If to the Purchaser, to:

The Brink’s Company
Attention: McAlister C. Marshall, General Counsel
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100

With a copy to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: R. Mason Bayler, Jr. and David M. Carter

If to the Company, to:

Dunbar Armored, Inc.
50 Schilling Road
Hunt Valley, Maryland 21031
Attention: Chief Financial Officer

With a copy to:

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Stephen Owen and Howard S. Schwartz

10.11    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as to reasonably effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.12    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly provided in Section 6.7. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to purchase the Shares and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser and lender for collateral purposes. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.
10.13    Sellers’ Representative. Kevin R. Dunbar, or such other person as shall succeed him pursuant to this Section 10.13, is hereby irrevocably designated and appointed as the representative to act for and represent the Sellers with respect to all matters arising out of Article IX and in those other matters with respect to which this Agreement specifies that the Sellers’ Representative shall so act, as well as matters which require notice to be given to the Sellers under this Agreement (including the full power and authority on such Sellers’ behalf to (a) execute this Agreement and otherwise to consummate the transactions contemplated hereby, (b) calculate the price per Share for each Seller and any other amounts payable to each Seller pursuant to this Agreement, (c) endorse and deliver any certificates or instruments of assignment as the Purchaser shall reasonably request or which the Sellers’ Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Sellers as if such Seller had personally executed such agreement or instrument, (d) resolve any adjustments or issues relating to any component of the Purchase Price, (e) execute and deliver on behalf of such Seller any amendment or waiver hereto or to any other agreement contemplated hereunder, (f) dispute, compromise, settle and pay any claims made in connection with this Agreement, the transactions contemplated hereby, including pursuant to Section 1.4.9, Section 1.5.2 and Section 1.5.4, (g) make any calculations required under this Agreement (including calculations with respect to the distribution of the Purchase Price or each Seller’s pro rata portion of the Purchase Price of any indemnification obligation) and (h) do each and every act and exercise any and all rights which such Seller or the Sellers are permitted or required to do or exercise under this Agreement). This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of such Seller. In the event of the death or incapacity of Kevin R. Dunbar, upon notice thereof to the Purchaser, such other Person as may be designated by a majority of the Sellers shall succeed Kevin R. Dunbar as the Sellers’ Representative. The power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed. Each Seller shall indemnify the Sellers’ Representative against any damages (except such damages as result from the Sellers’ Representative’ gross negligence or willful misconduct) that the Sellers’ Representative may suffer or incur in connection with any action or omission of the Sellers’ Representative. The Purchaser will be entitled to rely upon, without investigation, any act, notice, calculation, instruction or communication from the Sellers’ Representative on behalf of the Sellers and will not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative. Any time the Purchaser is required to give notice to the parties hereunder, it may give such notice only to the Sellers’ Representatives on behalf of all Sellers and such notice to the Sellers’ Representatives shall be deemed given to all Sellers. All decisions and actions by the Sellers’ Representative shall be final and binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
10.14    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.15    Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of a signed counterpart of a signature page of this Agreement by .PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
10.16    Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that DLA Piper LLP (US) (the “Firm”) represents the Company, the Sellers and the Sellers’ Representative as a group in connection with the negotiation and execution of this Agreement and all ancillary agreements and the transaction contemplated herein (the “Transaction”). The Firm has not represented, and does not represent, any individual Seller in connection with the Transaction. It is understood by Sellers that the Firm does represent certain Sellers in connection with estate planning and related matters and expects to do so in the future. After the Closing Date, it is expected that the Firm will represent the Sellers, the Sellers’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein. The Purchaser and the Company hereby agree that the Firm (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement. The Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any Representative or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated herein. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. Communications between the Company and the Firm prior to Closing made solely with respect to this Agreement or any of the ancillary agreements or any of the transactions contemplated hereby will become the property of the Sellers’ Representative and the Sellers following Closing Date and will not be disclosed to the Purchaser without the consent of the Sellers’ Representative.
10.17    Attorney-Client Privilege. The Purchaser and the Company agree that neither the Company nor the Purchaser shall have the right to assert the attorney-client privilege as to pre-Closing and post-Closing communications between the Sellers or the Company (for the Company, only with respect to pre-Closing Date communications), on the one hand, and the Firm, on the other hand, to the extent that the privileged communications relate solely to this Agreement or any of the ancillary agreements or to the transactions contemplated hereby. The parties agree that only the Sellers’ Representative, acting on behalf of the Sellers, shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing Date. The files generated and maintained by the Firm as a result of the Firm’s representation of the Company solely with respect to with this Agreement or any of the ancillary agreements or any of the transactions contemplated hereby shall be and become the exclusive property of the Sellers and shall be segregated from the Firm’s files related to all other elements of its representation of the Company prior to the Closing Date (which shall remain the property of the Company). The attorney-client privilege may be waived on behalf of the Sellers only by the Sellers’ Representative. The foregoing shall not extend to (a) any communication unrelated to this Agreement, any of the ancillary agreements or the transactions contemplated hereby, (b) communications between the Sellers or the Company, on the one hand, and any Person other than the Firm, on the other hand regardless of whether the Firm was provided a copy, or (c) any post-Closing Date communications between the Company and the Firm or any other legal counsel.
10.18    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.18.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER: THE BRINK’S COMPANY By: /s/ Douglas A. Pertz Name: Douglas A. Pertz Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY: DUNBAR ARMORED, INC. By: /s/ Kevin R. Dunbar Name: Kevin R. Dunbar Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS: /s/

SELLERS’ REPRESENTATIVE:

/s/ Kevin R. Dunbar
Kevin R. Dunbar